    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1998

                                                       Registration No. 333-____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                            CYPRESS BIOSCIENCE, INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                     3845                    22-2389839
(State or other jurisdiction      (Primary Standard         (I.R.S. Employer
      of incorporation         Industrial Classification  Identification Number)
      or organization)              Code Number)

                                   ----------

                         4350 EXECUTIVE DRIVE, SUITE 325
                               SAN DIEGO, CA 92121
                                 (619) 452-2323
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                                   ----------

                                 JAY D. KRANZLER
              CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER AND
                     VICE CHAIRMAN OF THE BOARD OF DIRECTORS
                            CYPRESS BIOSCIENCE, INC.
                         4350 EXECUTIVE DRIVE, SUITE 325
                               SAN DIEGO, CA 92121
                                 (619) 452-2323
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             FREDERICK T. MUTO, ESQ.
                              CARL R. SANCHEZ, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                               SAN DIEGO, CA 92121

                                   ----------

        Approximate date of commencement of proposed sale to the public:
      FROM TIME TO TIME AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

                                   ----------

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration serial number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
      TITLE OF SECURITIES         AMOUNT TO BE   OFFERING PRICE PER    AGGREGATE OFFERING    REGISTRATION
        TO BE REGISTERED           REGISTERED         SHARE(1)              PRICE (1)            FEE
===========================================================================================================
Common Stock, $.02 par value ..     350,000            $2.8905              $962,500           $820.72
-----------------------------------------------------------------------------------------------------------

------------------------

(1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq SmallCap Market on February 2, 1998.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

                                   PROSPECTUS

                                 350,000 SHARES

                            CYPRESS BIOSCIENCE, INC.

                                  COMMON STOCK

                                   ----------

        This Prospectus relates to the offer and sale by Spear, Leeds & Kellogg (the "Selling Securityholder") of up to 350,000 shares of Common Stock, $.02 par value per share (the "Shares") of Cypress Bioscience, Inc. (the "Company"). The Selling Securityholder acquired the Shares directly from the Company pursuant to a private placement of Common Stock of the Company completed in October 1997 (the "Private Placement"). None of the proceeds from the sale of the Shares by the Selling Securityholder will be received by the Company.

        The Shares may be offered by the Selling Securityholder from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Principal Stockholders and Selling Securityholder" and "Plan of Distribution."

        The Common Stock of the Company is traded on the Nasdaq SmallCap Market under the symbol "CYPB." The last reported sales price of the Company's Common Stock on the Nasdaq SmallCap Market on February 2, 1998 was $2.75 per share. See "Price Range of Common Stock."

                   -------------------------------------------

  FOR A DISCUSSION OF MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
              WITH AN INVESTMENT IN THE SHARES, SEE "RISK FACTORS"
                          COMMENCING ON PAGE 4 HEREOF.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

        No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $20,000. The aggregate proceeds to the Selling Securityholder from the sale of the Shares will be the sales price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

               THE DATE OF THIS PROSPECTUS IS FEBRUARY ___, 1998.

                               PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, that involve risks and uncertainties. The Company's actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors," as well as those discussed elsewhere in this Prospectus.

                                   THE COMPANY

          Cypress Bioscience, Inc. (the "Company") researches, develops, manufactures and markets medical devices and therapeutics for the treatment of certain types of immune system disorders and is engaged in the development of novel therapeutic agents for the treatment of blood platelet disorders. The Company's first product, the PROSORBA(R) column, a medical device, treats a patient's defective immune system so that it can more effectively respond to certain diseases. The Company received marketing approval from the U.S. Food and Drug Administration (the "FDA") in December 1987 to distribute the PROSORBA(R) column for the treatment of idiopathic thrombocytopenic purpura ("ITP"), an immune-mediated bleeding disorder. The Company is also developing its Cyplex(TM) platelet alternative, previously known as Infusible Platelet Membranes ("IPM"), as an alternative to traditional platelet transfusions.


          The Company's current clinical efforts to expand the approved indications for the PROSORBA(R) column are focused primarily on rheumatoid arthritis. In January 1998, the Company's Phase III clinical trial evaluating the use of the PROSORBA(R) column in the treatment of rheumatoid arthritis was stopped early due to the achievement of favorable safety and statistically significant results. Based on such results, the Company plans to file for pre-market approval of the PROSORBA(R) column for the treatment of rheumatoid arthritis with the FDA.


          The Company was incorporated under the laws of the State of Delaware in 1981. The Company's executive offices are located at 4350 Executive Drive, Suite 325, San Diego, California 92121 and its telephone number is (619) 452-2323.

                                  THE OFFERING

Common Stock to be offered by the Selling
Securityholder ...............................  350,000 shares

Common Stock to be outstanding after the
  offering ...................................  38,652,003 shares (1)

Use of proceeds...............................  The Company will not receive any of the proceeds from the sale of
                                                Common Stock by the Selling
                                                Securityholder. See "Use of
                                                Proceeds."

Nasdaq SmallCap Market symbol.................  CYPB

-----------------

(1) Based upon the number of shares of Common Stock of the Company outstanding as of January 30, 1998. Excludes, as of January 30, 1998, an aggregate of
    (i) 2,755,399 shares of Common Stock reserved for issuance upon exercise of outstanding publicly-traded warrants at an exercise price of $2.00 per share; (ii) 279,000 shares of Common Stock reserved for issuance upon exercise of outstanding nonpublicly-traded warrants at a weighted average exercise price of $1.93 per share; (iii) 300,000 shares of Common Stock reserved for issuance upon exercise of warrants issued to Allen & Company Incorporated at an exercise price of $2.875 per share; (iv) 7,598,250 shares of Common Stock reserved under the Company's various stock option plans, of which 6,738,789 shares of Common Stock are issuable upon exercise of outstanding stock options with a weighted average exercise price of $1.63 per share; (v) 892,105 shares of Common Stock issuable upon the exercise of outstanding stock options granted outside the Company's stock option plans at a weighted average exercise price of $2.31 per share; and
    (vi) 139,130 shares of Common Stock reserved for issuance upon conversion of outstanding 7% Convertible Debentures (the "Convertible Debentures"). See "Description of Capital Stock" and "Management--Equity Incentive Plans."


                                       2.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)


                                                                                                       Nine Months Ended
                                                   Years Ended December 31,                              September 30,
                               ----------------------------------------------------------------      ----------------------
                                 1992          1993          1994          1995          1996          1996          1997
                               --------      --------      --------      --------      --------      --------      --------
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Total revenue and
  interest Income ........     $  4,478      $  5,593      $  4,990      $  4,223      $  2,426      $  1,621      $  2,683
Total costs and expenses .        7,921        10,514        11,141        11,049        15,690         6,738        10,087
Net loss .................       (3,443)       (4,921)       (6,151)       (6,826)      (13,264)       (5,117)       (7,404)
Net loss per share .......     $  (0.25)     $  (0.33)     $  (0.40)     $  (0.39)     $  (0.45)     $  (0.19)     $  (0.21)
Shares used in computing
  of net loss per share ..       14,030        14,716        15,244        17,599        29,206        27,649        34,593

                                                       December 31, 1996   September 30, 1997
                                                       -----------------   ------------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments         $ 10,936             $  4,467
Working capital..................................           10,161                3,699
Total assets.....................................           14,961                8,039
Accumulated deficit..............................          (57,306)             (64,710)
Total stockholder's equity.......................           12,135                5,425


                                       3.

                                  RISK FACTORS

        In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the matters set forth in the following risk factors and elsewhere in this Prospectus.

NEED FOR ADDITIONAL CAPITAL

        The Company is actively seeking opportunities to raise additional capital to be used primarily to fund existing operations related to the manufacture and sale of the PROSORBA(R) column, to develop new and complete existing research and development activities, including development of the PROSORBA(R) column for the treatment of rheumatoid arthritis. In addition, the Company will require substantial additional capital over a period of a number of years to further the development and marketing of Cyplex(TM) platelet alternative. Except in very limited circumstances, the Company is obligated to expend no less than $4 million on the development of Cyplex(TM) platelet alternative, of which the Company has expended approximately $3.3 million as of December 31, 1997. To the extent the Company decides to continue the development of products other than the PROSORBA(R) column and Cyplex(TM) platelet alternative, it will be required to raise additional capital. The amount of capital required by the Company is primarily dependent upon the following factors: results of clinical trials, results of current research and development efforts, the Food and Drug Administration ("FDA") regulatory process, potential competitive and technological advances and levels of product sales. Because the Company is unable to predict the outcome of the previously noted factors, some of which are beyond the Company's control, the Company is unable to estimate, with certainty, its mid- to long-term total capital needs. Although the Company may seek to raise additional capital through a combination of additional equity offerings, joint ventures, strategic alliances, borrowings and other available sources, there can be no assurance that the Company will be able to raise additional capital through such sources or that funds raised thereby will allow the Company to maintain its current and planned operations as provided herein. If the Company is unable to obtain additional financing, it may be required to delay, scale back or eliminate some or all of its research and development activities, to license to third parties technologies that the Company would otherwise seek to develop itself, to seek financing through the debt market at potentially higher costs to the Company and/or to seek additional methods of financing. The Company believes that current capital amounts will be sufficient to fund operations through 1998.

HISTORY OF OPERATING LOSSES

        The Company has operated at a loss since its formation in October 1981. As of September 30, 1997, the Company had an accumulated deficit of approximately $64.7 million. The ability of the Company to achieve profitability is dependent upon, among other things, successful completion of anticipated clinical trials and obtaining FDA marketing approval of the PROSORBA(R) column in disease indications other than idiopathic thrombocytopenic purpura ("ITP") in a timely manner. The Company would have to significantly scale back its plans, curtail clinical trials, and limit its present operations in order to become profitable or operate on a break-even basis if it does not receive marketing approval from the FDA for the PROSORBA(R) column for the treatment of diseases in addition to ITP or for Cyplex(TM) platelet alternative for the treatment of platelet disorders. There can be no assurance that the Company will successfully complete any present or future clinical trials, gain approval to begin any new clinical trials, meet applicable regulatory standards or successfully market its products to generate sufficient revenues to render the Company profitable. See "--Recently Established Sales Force."

FDA APPROVAL AND REGULATIONS

        The Company's Phase III clinical trial evaluating the use of the PROSORBA(R) column in the treatment of rheumatoid arthritis ("RA") was stopped early in January 1998 on the recommendation of an independent Data Safety Monitoring Board after the achievement of favorable safety and statistically significant results. The Company intends to file a premarket approval ("PMA") application with the FDA in mid-1998 to request new labeling for the PROSORBA(R) column to incorporate the RA indication. However, there can be no assurance that the Company will successfully file such PMA application by mid-1998, if at all, or when filed, if FDA approval of


                                       4.

such application will be received on a timely basis, if at all. In addition, there can be no assurance that the FDA will approve the PROSORBA(R) column for treatment of any other disease indications in a timely manner, if at all. Even if FDA approval is received, there can be no assurance that the Company will be successful in marketing the PROSORBA(R) column for the treatment of RA. Any such failure to successfully market the PROSORBA(R) column for use in the treatment of RA could have a material adverse effect on the Company's business.

        The Company plans to continue development of Cyplex(TM) platelet alternative with an additional Phase II clinical trial currently scheduled to start in March 1998. Clinical trials are vigorously regulated by the FDA and must meet requirements for institutional review board oversight and informed consent as well as FDA review and oversight and good clinical practice regulations. There can be no assurance that the clinical trials being conducted for Cyplex(TM) platelet alternative will be completed successfully within any specified period of time, if at all, or that if successful the Company will be able to further develop and successfully commercialize Cyplex(TM) platelet alternative. Furthermore, the Company or the FDA may delay or suspend clinical trials at any time if it is determined that the subjects participating in such trials are being exposed to unacceptable health risks. Any such delay or suspension could have a material adverse effect on the Company's business.

        The PROSORBA(R) column is commercially distributed for use in the treatment of ITP under a PMA application that was approved by the FDA in December 1987. Changes to the product and its manufacturing process, and certain types of labeling changes must be approved by the FDA before the PROSORBA(R) column can be used in the treatment of disease indications other than ITP. There can be no assurance that any new PMA applications or supplements will be approved by the FDA.

        Even if FDA approval is granted to market a product for the treatment of a particular disease, subsequent discovery of previously unknown problems may result in restrictions on the product's future use or withdrawal of the product from the market. In addition, any other products developed in the future will require clinical testing and FDA marketing approval before they can be commercially exploited in the United States. Such approval process is typically very lengthy and there is no assurance that FDA approvals will be obtained.

        The manufacture and distribution of medical devices are subject to continuing FDA regulation. In addition to the requirement that the device be marketed only for its approved use, applicable law requires compliance with the FDA's Good Manufacturing Process ("GMP") regulations. Failure to comply with the FDA's GMP regulations or with other applicable legal requirements can lead to federal seizure of non-complying products, injunctive actions brought by the federal government, and potential criminal liability on the part of the Company and of the officers and employees of the Company who are responsible for the activities that lead to the violations. Any such seizure, injunctive action or other enforcement measure could have a material adverse effect on the Company's business.

        The Company produces commercial quantities of the raw materials utilized in the production of the PROSORBA column and assembles the column at its GMP-approved facility located in Redmond, Washington. In addition, PRP, a wholly-owned subsidiary of the Company, occupies a facility that includes a GMP-approved pilot production plant where all phases of production of clinical-grade Cyplex(TM) occurs, except for filling and lyophilization. There can be no assurance that the Company will be able to maintain its facilities' GMP-approved status or that, if approval is not maintained, it will be able to find alternate GMP-approved production facilities.

DEPENDENCE UPON KEY PERSONNEL

        The Company's success is dependent upon certain key management and technical personnel, including the members of senior management. The loss of the services of any of these key employees could have a material adverse effect on the Company. The Company does not currently maintain any key employee insurance coverage.

COMPETITIVE ENVIRONMENT; TECHNOLOGICAL CHANGE; EFFECTIVENESS OF PRODUCTS

        The field of medical devices in general and the particular areas in which the Company will market its products are extremely competitive. In developing and marketing medical devices to treat immune-mediated diseases, the Company competes with other products, therapeutic techniques and treatments which are offered by national and international healthcare and pharmaceutical companies, many of which have greater marketing, human and financial resources than the Company.


                                       5.

        The immunological therapy market is characterized by rapid technological change and potential introductions of new products or therapies. To respond to these changes, the Company may be required to develop or purchase new products to protect its technology from obsolescence. There can be no assurance that the Company will be able to develop or obtain such products, or, if developed or obtained, that such products will be commercially viable. In addition, there can be no assurance that the Company's PROSORBA(R) column will prove effective in the treatment of diseases other than ITP or that Cyplex(TM) platelet alternative, if approved for sale by the FDA, will be an effective alternative to traditional platelet therapy.

DEPENDENCE ON THIRD PARTY ARRANGEMENTS

        The Company's commercial sale of its proposed products and its future product development may be dependent upon entering into arrangements with corporate partners and other third parties for the development, marketing, distribution and/or manufacturing of products utilizing the Company's proprietary technology. While the Company is currently seeking collaborative research and development arrangements and joint venture opportunities with corporate sponsors and other partners, there can be no assurance that the Company will be successful in entering into such arrangements or joint ventures or that any such arrangements will prove to be successful.

RECENTLY ESTABLISHED SALES FORCE

        In March 1996, the Company and Baxter Healthcare Corporation ("Baxter") terminated their exclusive distribution agreement, whereby, effective May 1, 1996, the Company regained the right, among other things, to sell its PROSORBA(R) column directly to customers who had previously purchased PROSORBA(R) columns through Baxter as well as to any other potential customers who wish to purchase PROSORBA(R) columns. As a result of the termination of the distribution agreement with Baxter, the Company has established a domestic sales force to sell the PROSORBA(R) column directly to customers who previously purchased PROSORBA(R) columns from Baxter and to other potential customers who wish to purchase PROSORBA(R) columns directly from the Company. However, there can be no assurance that the Company's domestic sales force will be successful in selling the PROSORBA(R) column for use in the treatment of ITP.

       Furthermore, to date, the Company's sales force has made commercial sales of the PROSORBA(R) column only for use in the treatment of idiopathic thrombocytopenic purpura (ITP). The Company's sales force has had no experience in marketing the PROSORBA(R) column for use in the treatment of disease indications other than ITP, and there can be no assurance that, if the Company receives FDA approval to use the PROSORBA (R) column in the treatment of disease indications other than ITP, the Company's sales force will be successful in marketing the PROSORBA(R) column for any such use. Any such failure to successfully market the PROSORBA(R) column for disease indications other than ITP could have a material adverse effect on the Company's business.

       In addition, there can be no assurance that the Company's sales force will be successful in marketing the Company's Cyplex (TM) platelet alternative or any other products developed by the Company, if and when the Company receives FDA approval for and is able to commercialize for sale any such products. Any such failure to receive FDA approvals or otherwise successfully market the Company's products could have a material adverse effect on the Company's business.

LIMITED INTERNATIONAL SALES AND MARKETING

        The Company conducts limited marketing of the PROSORBA(R) column outside the United States through foreign distributors. Sales to foreign distributors have not been material to the Company's results from operations. There can be no assurance that foreign sales arrangements will become material to the Company's results of operations.

UNCERTAINTY OF PATENT PROTECTION AND CLAIMS TO TECHNOLOGY

        The Company believes that its success depends primarily on the experience, capabilities, and skills of its personnel. Notwithstanding this fact, however, the Company seeks to protect its intellectual property rights by a variety of means, including patents, the maintenance of trade secrets and proprietary know-how, and technological innovation to develop and maintain its competitive position. There can be no assurance that the Company will be able to obtain additional patents either in the United States or in foreign jurisdictions or that, if issued, such patents will provide sufficient protection or be of commercial benefit to the Company. Insofar as the Company relies on trade secrets and unpatented proprietary know-how, there can be no assurance that others will not independently develop similar technology or that secrecy will not be breached. Finally, there can be no assurance that the Company will be able to develop further technological innovations.

        The Company presently owns nine issued U.S. patents and six international patents (excluding patents relating to the area of platelet therapeutics) which expire during 2004 to 2009. The process used in manufacturing the PROSORBA(R) column is covered by one of these patents. Certain U.S. and international applications are pending. The Company has an exclusive license for a U.S. patent for a genetic screening test to predict which rheumatoid arthritis patients will develop severe disease. In addition, the Company has an exclusive license for a U.S. patent for treating cellular Fc receptor-mediated hypersensitivity immune disorders.


                                       6.

        The Company presently owns four issued U.S. patents and three pending U.S. patent applications relating to the area of platelet therapeutics. International patent applications corresponding to the issued U.S. patents have been filed. To date, four foreign patents have been issued while others are still pending in countries or jurisdictions outside the U.S. These patents and those that might issue on the pending patent applications are scheduled to expire during 2010 to 2014.

        There can be no assurance that the Company's patents will afford commercially significant protection of its proprietary technology or have commercial application. There has been no judicial determination of the validity or scope of the Company's proprietary rights. Moreover, the patent laws in foreign countries may differ from those of the United States, and the degree of protection afforded by foreign patents may be different.

        Others have filed applications for, or have been issued, patents and may obtain additional patents and other proprietary rights relating to products or processes competitive with those of the Company. The scope and validity of such patents is presently unknown. If existing or future patents are upheld as valid by courts, the Company may be required to obtain licenses to use technology covered by such patents.

     The Company also has certain exclusive rights with respect to the use, manufacture and sale of products and/or processes related to analogs of the compound diadenosine tetraphosphate("AP4A"), which rights were granted to PRP, Inc. ("PRP") in July 1992 pursuant to a license agreement between PRP and a collaborator of PRP (the "Licensor"). Under the terms of the license agreement, PRP was obligated to file an Investigational New Drug Application ("IND") with respect to the commercial application of such rights within four years of acquiring such rights. Neither PRP nor the Company has filed such IND. Due to such failure, Licensor has the right to cancel upon 30 days written notice the exclusive license or to convert the exclusive license to a nonexclusive license. If Licensor elects to cancel such license, there can be no assurance that the Company will be able to acquire or license the similar rights on terms acceptable to the Company, if at all.

CONCENTRATION OF OWNERSHIP

        As of January 30, 1998, Allen & Company Incorporated and Mr. Richard M. Crooks, a director of the Company, beneficially owned approximately 14.7% and 2.9% respectively, of the outstanding Common Stock of the Company. Mr. Crooks is also a director and consultant to Allen & Company Incorporated. In addition, Paramount Capital, Inc., through its affiliates, currently beneficially holds 13.4% of the Company's outstanding Common Stock. Together, Mr. Crooks, Allen & Company Incorporated and Paramount Capital, Inc. own a significant amount of the total outstanding Common Stock of the Company and may be able to exert substantial influence over the outcome of matters requiring stockholder approval.

INSURANCE REIMBURSEMENT

        Successful commercialization of a new medical product, such as the PROSORBA(R) column or Cyplex(TM) platelet alternative depends, in part, on reimbursement by public and private health insurers to health care providers for use of such products. The availability of such reimbursement is subject to a variety of factors, many of which could affect the Company as it commercializes use of the PROSORBA(R) column and continues development and commercialization of Cyplex(TM). Although the Company has been generally successful in assisting health care providers in arranging reimbursement for the use of the PROSORBA(R) column in the treatment of ITP, there can no assurance that public and private insurers will continue to reimburse the Company for the use of the PROSORBA(R) column or that such reimbursement will be available in connection with the use of the PROSORBA(R) column in the treatment of other disease indications approved by the FDA, if any. In addition, there can be no assurance that health care providers will reimburse the Company for the use of Cyplex(TM) platelet alternative, when and if commercialized.


                                       7.

PRODUCT LIABILITY

        The use of the PROSORBA(R) column and, when and if approved for use by the FDA, Cyplex(TM) platelet alternative, involves the possibility of adverse effects occurring to end-users that could expose the Company to product liability claims. The Company believes that its product liability insurance coverage is adequate in light of the Company's business. However, although the Company currently maintains product liability insurance coverage, there can be no assurance that such coverage or any increased amount of coverage will be adequate to protect the Company and there can be no assurance that the Company will have sufficient resources to pay any liability resulting from such a claim.

UNCERTAINTY OF HEALTH CARE REFORM

        There are widespread efforts to control health care costs in the U.S. and worldwide. Various federal and state legislative initiatives regarding health care reform and similar issues continue to be at the forefront of social and political discussion. These trends may lead third-party payors to decline or limit reimbursement for the Company's product, which could negatively impact the pricing and profitability of, or demand for, the Company's product. The Company believes that government and private efforts to contain or reduce health care costs are likely to continue. There can be no assurance concerning the likelihood that any such legislative or regulatory initiative will be enacted, or market reform initiated, or that, if enacted such reform or initiative will not result in a material adverse impact on the business, financial condition or results of operations of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE; ABSENCE OF DIVIDENDS

        There has been significant volatility in the market prices of securities of biomedical companies in general, including the Company's securities. Factors such as announcements by the Company or by others of technological innovations, results of clinical trials, new commercial products, regulatory approvals or proprietary rights developments, coverage decisions by third-party payors for therapies and public concerns regarding the safety and other implications of biotechnology and biomedical products may have a significant impact on the Company's business and market price of the Company's securities. In addition, in connection with the acquisition of PRP, the Company is obligated to make a $5,000,000 milestone payment to the former holders of equity securities (including holders of warrants and options) of PRP upon the public announcement of an FDA approval letter relating to the use of Cyplex(TM) platelet alternative for the treatment of thrombocytopenia. The Company has the option to make such milestone payment in the form of cash or Common Stock of the Company. The payment of $5 million in cash could have a material adverse effect on the Company's financial condition. In addition, the issuance of Common Stock with a value of $5 million could have a significant impact on the market price of the Company's securities.

        No dividends have been paid on the Company's Common Stock to date, and the Company does not anticipate paying dividends on its capital stock in the foreseeable future.

HAZARDOUS MATERIAL

        The Company's research and development programs involve the controlled use of biohazardous materials such as viruses, and may include the use of the HIV virus that causes AIDS. Although the Company believes that its safety procedures for handling such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company.


                                       8.

LIMITATION OF NET OPERATING LOSS CARRYFORWARDS

        The Company's sales of Common Stock in November 1990 and September 1991, when taken together with prior issuances, caused the limitation of Section 382 of the Internal Revenue Code of 1986, as amended, to be applicable. This limitation will allow the Company to use only a portion of the net operating loss carryforwards to offset future taxable income, if any, for federal income tax purposes. Based upon the limitations of Section 382 and before consideration of the effect of issuances of Common Stock after 1991, the Company may be allowed to use no more than a prescribed amount of such losses each year to reduce taxable income, if any. To the extent not utilized by the Company, unused losses will carry forward subject to the limitations to offset future taxable income, if any, until such unused losses expire. All unused net operating losses will expire 15 years after any year in which they were generated. The years in which such expiration will take place range from 1998 to 2010.


                                       9.

                                 USE OF PROCEEDS

     This Prospectus relates to the registration and offering of the Shares for resale by the Selling Securityholder, who acquired the Shares in the Private Placement. The Company will not receive any of the proceeds from the sale of any of the Shares offered hereunder by the Selling Securityholder.

     Proceeds to the Company from the Private Placement are being, and will continue to be, used for research and development, preclinical and clinical testing, and working capital and general corporate purposes.

                                 DIVIDEND POLICY

        The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.


                                      10.

                           PRICE RANGE OF COMMON STOCK

        The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol CYPB. The principal market for the Company's Common Stock is the over-the-counter market. Set forth below are the high and low closing prices for the Company's Common Stock for the first quarter of 1998 (through January 30,
1998) and for each quarter of 1997 and 1996 as reported by the Nasdaq Stock Market, Inc.

                                                          Price Range of Common Stock
                                                          ---------------------------
                                                           High                  Low
                                                           -----                 -----
    YEAR ENDED DECEMBER 31, 1998:
      First Quarter (through January 30, 1998)....         $3.38                 $1.34

    YEAR ENDED DECEMBER 31, 1997
      First Quarter...............................         $2.00                 $1.56
      Second Quarter..............................          2.56                  1.22
      Third Quarter...............................          2.44                  1.53
      Fourth Quarter..............................          1.97                  1.19

    YEAR ENDED DECEMBER 31, 1996
      First Quarter...............................         $2.63                 $1.88
      Second Quarter..............................          2.56                  2.25
      Third Quarter...............................          2.25                  1.75
      Fourth Quarter..............................          2.38                  1.63

        On January 30, 1998, the last reported sale price of the Common Stock was $2.94 per share. As of January 30, 1998, there were approximately 1,023 holders of record of the Common Stock of the Company.


                                      11.

                                 CAPITALIZATION

        The following table sets forth the capitalization of the Company at September 30, 1997.

                                                                       SEPTEMBER 30, 1997
                                                                       ------------------
                                                                         (IN THOUSANDS)
Long-term debt, less current portion...........................            $    409

STOCKHOLDERS' EQUITY:
Preferred Stock, $.02 par value, 15,000,000 shares authorized, no
  Shares issued and outstanding................................                  --
Common Stock, $.02 par value, 60,000,000 shares authorized,
  34,636,067(1) shares issued and outstanding..................                 693
Additional paid-in capital.....................................              70,205
Deferred compensation..........................................                (763)
Accumulated deficit............................................             (64,710)
                                                                           --------
    Total stockholders' equity.................................               5,425
                                                                           --------

    Total capitalization.......................................            $  5,834
                                                                           ========

------------

(1) Based upon the number of shares of Common Stock of the Company outstanding as of September 30, 1997. Excludes, as of September 30, 1997, an aggregate of (i) 2,755,399 shares of Common Stock reserved for issuance upon exercise of outstanding publicly-traded warrants at an exercise price of $2.00 per share; (ii) 293,800 shares of Common Stock reserved for issuance upon exercise of outstanding nonpublicly-traded warrants at an exercise price of $1.93 per share; (iii) 300,000 shares of Common Stock reserved for issuance upon exercise of warrants issued to Allen & Company Incorporated at an exercise price of $2.875 per share; (iv) 7,632,000 shares of Common Stock reserved under the Company's various stock option plans, of which 6,609,023 shares of Common Stock are issuable upon exercise of outstanding stock options with a weighted average exercise price of $1.65 per share; (v) 961,605 shares of Common Stock issuable upon the exercise of outstanding stock options granted outside the Company's stock option plans at a weighted average exercise price of $2.28 per share; and (vi) 139,130 shares of Common Stock reserved for issuance upon conversion of outstanding 7% Convertible Debentures (the "Convertible Debentures"). See "Description of Capital Stock" and "Management--Equity Incentive Plans."


                                      12.

                      SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated financial data set forth below with respect to the Company's consolidated statement of operations for each of the three years in the period ended December 31, 1996 and with respect to the Company's consolidated balance sheets at December 31, 1995 and 1996, are derived from the consolidated financial statements of the Company that have been audited by Ernst & Young LLP, which are included elsewhere herein and are qualified by reference to such consolidated financial statements. The selected consolidated financial data with respect to the Company's consolidated balance sheet at December 31, 1994 are derived from financial statements that have been audited by Ernst & Young LLP which are not included herein. The selected consolidated financial data with respect to the Company's consolidated statements of operations for each of the two years in the period ended December 31, 1993 and with respect to the Company's consolidated balance sheet data at December 31, 1992 and 1993, are derived from consolidated financial statements that have been audited by Coopers & Lybrand L.L.P. which are not included herein. The unaudited consolidated statement of operations data for the nine months ended September 30, 1996 and 1997 and the unaudited consolidated balance sheet data at September 30, 1997 have been derived from unaudited consolidated financial statements also appearing herein which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's consolidated financial position at September 30, 1997 and consolidated results of operations for the unaudited interim periods. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.


                                                                                                            NINE MONTHS
                                                    YEARS ENDED DECEMBER 31,                            ENDED SEPTEMBER 30,
                               --------------------------------------------------------------------  --------------------------
                                   1992          1993          1994          1995          1996          1996          1997
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------
CONSOLIDATED STATEMENT OF
OPERATIONS DATA:
Revenues:
  Product sales                $  4,076,021  $  5,410,530  $  4,918,126  $  1,104,224  $  1,967,976  $  1,277,549  $  2,207,631
  Grant revenue                          --            --            --            --            --            --       179,197
  Revenue under
    distribution
    agreement                            --            --            --     3,000,000            --            --            --
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------
                                  4,076,021     5,410,530     4,918,126     4,104,224     1,967,976     1,277,549     2,386,828

Costs and expenses:
  Production costs                1,166,025     1,582,986     2,571,168     2,041,422     1,482,563       837,192     1,316,045
  Sales and marketing             3,952,481     4,758,427     3,550,037       819,907       794,356       429,417     1,015,696
  Research and development        1,506,742     2,059,129     2,107,694     3,219,324     4,002,968     2,140,659     5,430,987
  General and administrative      1,279,077     2,105,743     2,694,489     2,626,817     3,529,378     2,641,048     2,300,604
  Acquired in-process research
    and development(1)                   --            --       625,000     5,146,943            --            --
  Restructuring                          --            --       644,656       493,712       460,090            --
  Debt conversion                        --            --       810,386       183,688        183,68       183,688            --
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------
                                  7,904,325    10,506,285    10,923,388    10,787,512    15,633,608     6,692,094    10,063,332
Other income (expense):
  Interest income                   363,539       134,483        71,986       118,994       458,070       343,632       296,186
  Interest expense                  (16,721)       (7,659)     (218,036)     (261,958)      (56,726)      (45,835)      (24,088)
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------
                                    346,818       126,824      (146,050)     (142,964)      401,344       297,797       272,098
                               ------------  ------------  ------------  ------------  ------------  ------------  ------------

Loss from operations             (3,481,486)   (4,968,931)   (6,151,312)   (6,826,252)  (13,264,288)   (5,116,748)   (7,404,406)
Minority interest in loss            38,260        47,711            --            --            --            --            --
                               ============  ============  ============  ============  ============  ============  ============
Net loss                       $ (3,443,226) $ (4,921,220) $ (6,151,312) $ (6,826,252) $(13,264,288) $ (5,116,748) $ (7,404,406)
                               ============  ============  ============  ============  ============  ============  ============

Net loss per share             $      (0.25) $      (0.33) $      (0.40) $      (0.39) $      (0.45) $      (0.19)        (0.21)
                               ============  ============  ============  ============  ============  ============  ============

Shares used in computing
  net loss per share             14,030,224    14,716,472    15,243,860    17,598,735    29,206,470    27,649,052    34,592,569
                               ============  ============  ============  ============  ============  ============  ============


                                      13.

                                                     DECEMBER 31,                           SEPTEMBER 30,
                              ------------------------------------------------------------- -------------
                                 1992        1993        1994        1995          1996         1997
                              ----------  ----------  ----------  -----------   -----------  ----------
CONSOLIDATED BALANCE
  SHEET DATA:

Cash, cash equivalents
  and short-term investments  $1,286,679  $2,283,583  $3,670,616  $ 1,009,878   $10,935,668  $4,467,274
Total assets                   8,441,703   7,761,598   7,721,013    4,563,709    14,961,076   8,038,719
Long term debt (net of
  current portion)                    --          --   4,247,759    1,539,722       412,020     408,843
Total stockholder's equity
  (deficit)                    7,492,047   4,839,725   1,980,719     (524,762)   12,134,565   5,424,770
Working capital (deficit)     $6,902,330  $3,787,412  $4,360,749  $  (688,771)  $10,161,170  $3,699,329


(1) Reflects the acquisition of in-process research and development associated with the acquisition by the Company of PRP in 1996 and the merger of the Company in 1995 with one of its subsidiaries.


                                      14.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed under "Risk Factors" and elsewhere in this Prospectus.

RESULTS OF OPERATIONS

Revenues

        Nine Months Ended September 30, 1996 and 1997

        Revenues associated with shipments of the Company's PROSORBA(R) column were $2.2 million and $1.3 million for the nine months ended September 30, 1997 and 1996, respectively. The increase in sales for the nine months ended September 30, 1997 is primarily attributable to the Company regaining from Baxter Healthcare Corporation ("Baxter") the distribution rights to the PROSORBA(R) column in May 1996 and initiating direct sales and marketing efforts thereafter. Although the Company's direct sales and marketing efforts have proven more effective than those under the Baxter distribution agreement, idiopathic thrombocytopenic purpura (ITP) remains a small market. However, due to increased competition for patients from other ITP studies, below expected enrollment in the Company's study, and the increased opportunities in the rheumatoid arthritis market, the Company terminated its ITP trial during the fourth quarter of 1997. Lack of data from that study will make it difficult to effect any appreciable increase in sales of the PROSORBA(R) column above their current levels until the Company obtains, if and when it does, FDA approval for sale of the PROSORBA(R) column for the treatment of RA. The Company hopes to obtain such approval by mid to late 1999, however, there can be no assurance that such approval will be obtained in the time expected, if at all.

        Years ended December 31, 1994, 1995 and 1996

        Revenues associated with product shipments were $2.0 million, $1.1 million and $4.9 million in 1996, 1995, and 1994, respectively. The decrease of $3.8 million in revenue in 1995 from 1994 was due primarily to Baxter selling approximately 50% less product to customers than when the Company sold directly to health care providers. In addition, a lower sales price was charged to Baxter than the Company previously charged to its customers. A substantial amount of the PROSORBA(R) columns shipped by the Company to Baxter remained in Baxter's ending inventory as of December 31, 1995. Revenues associated with product shipments began to increase in 1996 in conjunction with the Company regaining distribution rights effective in May 1996 and initiating direct sales and marketing efforts thereafter.

        In April 1994, Baxter assumed sales and marketing responsibilities under a 10-year exclusive distribution agreement, granting distribution rights of the PROSORBA(R) column in the United States and Canada for the treatment of thrombocytopenia. Baxter, at its own expense, was to provide sales and marketing support for the sale of the product during the term of the agreement. The Company was to provide significant marketing and promotional support to Baxter for the first three years of the agreement.

        In March 1995, the two companies amended the agreement whereby Baxter:
(a) made a take-or-pay payment on March 31, 1995 for the first sales year of $3.0 million, (b) agreed to purchase $1.0 million of product during the second quarter of 1995, (c) released the Company from its obligation to provide marketing and promotional support for the second and third years of the agreement, (d) gave the Company the right to co-market with Baxter, (e) relinquished its first right to negotiate for new PROSORBA(R) column indications, and (f) agreed under certain circumstances to provide advance payments to the Company for Baxter's 1996 purchases. The Company agreed to eliminate purchase minimums and the take-or-pay concept included in the original agreement and freed Baxter to pursue competing thrombocytopenia therapies.

        The impact of the revised Baxter agreement referred to above had a variety of effects on the operations of the Company during the year ended December 31, 1995. The Company's revenue included the $3.0 million take or


                                      15.

pay payment made by Baxter in March 1995. Sales and marketing costs relative to sales decreased based on Baxter agreeing to assume all marketing and promotional costs.

        Net sales decreased 77.5% from $4.92 million in 1994 to $1.10 million in 1995. Approximately 91% of the 1995 sales were attributed to Baxter, with the remaining 9% attributed to international customers of the Company. The decrease in net sales was due primarily to Baxter selling approximately 50% less product to customers than when the Company sold directly to health care providers.

        Effective May 1, 1996, the Company and Baxter terminated the exclusive distribution agreement, whereby the Company regained the right to sell its PROSORBA(R) column directly to customers who had previously purchased the PROSORBA(R) column through Baxter as well as to any other potential customers who wish to purchase the PROSORBA(R) column.

Operating Expenses

        Nine months ended September 30, 1996 and September 30, 1997

        Production costs increased to $1.3 million for the nine months ended September 30, 1997, an increase of 57% compared to $837,000 for the nine months ended September 30, 1996. During the first half of 1996, production was impacted by both the termination of the Baxter distribution agreement and the consolidation of the Company's manufacturing facilities undertaken in connection with the Company's restructuring. There were very few PROSORBA(R) columns shipped during the first four months of 1996 as the Company did not resume direct shipments to domestic customers until May 1996. Production costs for the first nine months of 1996 and 1997 reflect this unusual activity.

        Sales and marketing expenses increased to $1 million for the nine months ended September 30, 1997 from $429,000 for the same period in 1996. This increase is a result of Company's initiation of direct sales and marketing efforts in May of 1996.

        Research and development expenses for the nine months ended September 30, 1997, were approximately $5.4 million. For the same period in 1996, such expenses were $2.1 million. The significant increase in 1997 is attributable to the Company's efforts to establish a stronger scientific base for its products. The majority of these efforts are directed to the Company's controlled clinical trial for use of the PROSORBA(R) column in the treatment of rheumatoid arthritis. In January of 1998, the Company announced that its Phase III pivotal trial evaluating the efficacy of the PROSORBA(R) column in the treatment of RA had been stopped early due to achieving favorable safety and statistically significant efficacy results on an intent-to-treat basis. The Company expects further increases in research and development expenses in future periods as the aforementioned trial is concluded and with the expected commencement in March 1998 of a Phase II efficacy trial for Cyplex(TM) platelet alternative.

        General and administrative expenses were $2.3 million in the nine months ended September 30, 1997, a decrease of 13% compared to $2.6 million for the nine months ended September 30, 1996. The decrease was principally a result of the Company's efforts to control costs, and nonrecurring expenses in 1996 associated with the hiring of the Company's new Chief Executive Officer, and President and Chief Operating Officer, both of whom joined the Company in December 1995, and severance payments paid to the Company's former Chief Scientific Officer in connection with his resignation in March 1996.

        Years ended December 31, 1996, 1995 and 1994

        Consolidated operating expenses for the years ended December 31, 1996, 1995, and 1994 were $15.6 million, $10.8 million, and $10.9 million, respectively. The increase of $4.8 million in 1996 from 1995 relates primarily to the $5.1 million non-recurring, and primarily non-cash, charge for acquired in-process research and development incurred in connection with the acquisition of PRP recorded in the fourth quarter, as well as to costs associated with the Company's restructuring. These increases were offset, in part, by a reduction in operating costs resulting from the Company's restructuring. For the year ended December 31, 1996, consolidated operating expenses include only the two months of PRP's operations subsequent to its acquisition by the Company.


                                      16.

        Production costs were $1.5 million, $2.0 million, and $2.6 million for the years ended December 31, 1996, 1995, and 1994, respectively. During the first half of 1996, production was impacted by both the termination of the Baxter agreement and the consolidation of facilities undertaken in connection with the restructuring. There were very few PROSORBA(R) columns shipped during the first four months of 1996 as the Company did not resume direct shipments to domestic customers until May 1996. In anticipation of a temporary cessation of manufacturing during the remodeling and subsequent FDA re-approval process of the Redmond, Washington facility, the Company increased production during the second and third quarters to build its inventories. As a result, production costs for the year reflect this unusual activity. The decrease in production costs in 1996 from 1995 is also attributable to a reduction in manufacturing labor and overhead costs associated with the restructuring. The total number of PROSORBA(R) columns produced in 1996 was in excess of that amount produced in 1995. Since manufacturing overhead was fairly consistent in 1995 and 1994, the fluctuation in production costs is directly attributable to the decrease in the number of units produced in 1995.

        Sales and marketing expenses decreased to $794,000 in 1996, from $820,000 in 1995 and from $3.6 million in 1994. This significant decrease over the last two years is a result of the Company's March 1995 renegotiation of its distribution agreement with Baxter. During the first quarter of 1995, the Company was still obligated to provide marketing and promotional support to Baxter. In March 1995, the Company was released from that obligation and, thus, incurred significantly less expense through the May 1996 re-initiation of product sales directly to customers. As a result of that termination, however, and the related establishment of an internal sales force to directly sell the PROSORBA(R) column, the Company anticipates an increase of sales and marketing expenses in future periods.

        Research and development expenses increased to $4.0 million in 1996, from $3.2 million and $2.1 million in 1995 and 1994, respectively. The 24% increase in 1996 from 1995 is indicative of the Company's increased focus on the clinical development of new products and relates primarily to the June 1996 launch of the Company's Phase III pivotal trial of the PROSORBA(R) column for use in rheumatoid arthritis. In 1996, research and development expenses increased by $784,000 over 1995. The increase of $1.1 million in 1995 from 1994 was primarily a result of the Company completing its rheumatoid arthritis clinical trial for 15 patients and the commencement of a pilot clinical trial in kidney transplantation during the last six months of 1995. During the last six months of 1994, the Company began its rheumatoid arthritis clinical trial. In January 1996, the Company suspended enrollment of patients in its kidney transplantation study in light of other clinical opportunities.

        General and administrative expenses were $3.5 million, $2.6 million, and $2.7 million for the years ended December 31, 1996, 1995 and 1994, respectively. The increase of $900,000 in 1996 from 1995 was principally a result of costs associated with the hirings of the Company's new Chief Executive Officer and President, Chief Operating Officer in December 1995. Such expenses were partially offset by the resignation of the Company's Chief Scientific Officer in March 1996. The new Chief Executive Officer has assumed the Chief Scientific Officer's duties. In addition, approximately $444,000 was recorded as compensation expense in 1996 for stock options granted at less than the closing sales price on the date of grant. The decrease of $100,000 in 1995 from 1994 was principally a result of a reduction in investor relations and legal expenses which was partially offset by an increase in salary expenses. This increase resulted from $400,000 of salary expenses associated with the severance agreement for the Company's former Chief Executive Officer who resigned in December 1995 and $100,000 of signing bonuses paid to the Company's new Chief Executive Officer and its new President, Chief Operating Officer.

        In 1995, the Company acquired CELx Corporation, a majority owned subsidiary of the Company. In connection with the acquisition, the Company recorded $625,000 as acquired in-process research and development. The charge was based upon the fair market value of the Company's Common Stock.

        The Company recorded a non-cash expense of approximately $184,000 for debt conversion expense in the year ended December 31, 1996. Such expense represents the fair market value of the increased number of shares issued by the Company under the terms of an exchange offering to holders of the Company's 7% Convertible Debentures. The Company recorded a non-cash expense of $810,000 in 1995 as a debt conversion expense for the conversion of the same 7% Convertible Debentures discussed above. The expense represents the fair market value of the increased number of shares issued under the terms of the exchange offering compared to the original terms of the 7% Convertible Debentures.


                                      17.

        In December 1995, the Company recorded a restructuring charge aggregating $645,000 relating to the Company's plan to consolidate its manufacturing facilities to one location in the state of Washington and to move all other operations to San Diego, California. This charge included approximately $350,000 related to write-downs of equipment and leasehold improvements for the manufacturing facility vacated in 1996, $200,000 related to abandonment of leases in Seattle and Princeton with the remainder related to a severance commitment with its former Executive Vice President who resigned in December 1995. In January 1996, the Company notified approximately twenty employees, which was slightly greater than half of its work force, that their positions were being terminated immediately as part of the restructuring. Such positions were from all departments of the Company. In March 1996, the Company entered into a termination agreement with its former Chief Scientific Officer. Costs related to these terminations were approximately $494,000 and were recorded as a restructuring expense in 1996. In addition, the Company incurred approximately $300,000 in costs associated with moving the administration, research and medical departments to San Diego, with most costs being attributable to relocation costs of the few members of management moving to San Diego. Such costs were recorded as general and administrative expenses in 1996.

Acquisition of PRP, Inc.

        On November 1, 1996, the Company acquired PRP. As a result of the acquisition, the Company assumed all of the assets and liabilities of PRP. The transaction has been accounted for as a purchase and the Company recorded a non-recurring expense of approximately $5.1 million as acquired in-process research and development in the fourth quarter of 1996.

        In connection with the acquisition, the Company issued to certain holders of outstanding debt of PRP, in full satisfaction and settlement of such indebtedness, Units (with each Unit being comprised of two shares of the Company's Common Stock and one Common Stock purchase warrant) with an approximate total value of $4.5 million (based upon a price of $4.00 per Unit).

        The holders of PRP equity securities (including holders of options and warrants of PRP) (the "Equity Holders") will also be entitled to receive earn-out payments, if any, on a pro rata basis, on net sales of products developed using PRP's technology acquired by the Company in the acquisition. In addition, in conjunction with obtaining approval from the FDA of the use of Infusible Platelet Membranes ("Cyplex(TM) platelet alternative ") for the treatment of thrombocytopenia, the Company shall make a payment of $5 million (the "Milestone Payment") to the Equity Holders, with such payment being in the form of, at the Company's discretion, cash, Company Common Stock, or a combination of the two.

         In consideration of certain investment banking advisory services provided by EGS Securities Corp. ("EGS") to PRP in connection with the acquisition, the Company issued to EGS Units with a total value of approximately $120,000. In addition, the Company is obligated to pay EGS an amount in cash equal to two and one-half percent (2 1/2%) of a certain milestone payment and each earn-out payment made to the Equity Holders, at the time any such payments are made.

        Subject to limited exceptions, the Company is obligated to spend $4.0 million to commercialize and advance Cyplex(TM) platelet alternative as a principal product of the Company. The only circumstances under which the Company may decrease or cease commercialization of Cyplex(TM) platelet alternative prior to expending $4.0 million would be if the Company encounters critical problems with the commercialization of Cyplex(TM) platelet alternative, including problems related to Cyplex(TM) platelet alternative safety, efficacy or economic viability, such as would render Cyplex(TM) platelet alternative, on a stand-alone basis, unsafe, ineffective or incapable of generating a reasonable, positive cash flow.

Net Loss

        The increase in total operating expenses was only partially offset by the increase in revenues, thereby resulting in a net loss of approximately $7.4 million for the nine months ended September 30, 1997. For the year ended December 31, 1996, the acquisition of PRP and the decrease in total revenues was only partially offset by the decrease in recurring operating expenses thereby resulting in an increased net loss of $13.3 million or $0.45 per share. For the years ended December 31, 1995 and 1994, the Company reported net losses of $6.8 million and $6.2 million, respectively. The increase in net loss from 1994 to 1995 was primarily a result of the decrease in revenues.


                                      18.

LIQUIDITY AND CAPITAL RESOURCES

        The Company's working capital as of September 30, 1997 was $3.7 million, compared to $10.2 million at December 31, 1996. The decrease in working capital is attributable to the net loss for the nine months ended September 30, 1997.

        In October 1997, the Company sold approximately 3,851,000 shares of common stock for $1.50 per share in a private placement. The shares were registered for resale under the Securities Act of 1933, as amended in November 1997. The net proceeds to the Company were approximately $5,550,000, or $1.44 per share, after costs of approximately $227,000. These proceeds, combined with existing resources, should be sufficient to complete the Company's Phase III pivotal trial in rheumatoid arthritis.

        Cash, cash equivalents and short-term investments totaled $10.9 million, $1.0 million, and $4.5 million at December 31, 1996 and 1995, and September 30, 1997, respectively. Net working capital was $10.2 million, a deficit of $689,000, and $4.4 million, respectively, at those same dates. The significant increase in cash from 1995 to 1996 was due primarily to approximately $18.3 million in net proceeds raised in the equity private placements of capital stock of the Company completed in January 1996 and October 1996, respectively. In connection with the private placement completed in January 1996, the Company also converted $1.5 million of outstanding Senior Convertible Debentures into Common Stock of the Company. The $5.1 million decrease in working capital in 1995 is principally attributable to the $6.8 million net loss from operations for the year ended December 31, 1995 and $685,000 of capital expenditures which were partially offset by $2.7 million of expenses which did not impact working capital.

        The Company expects to incur operating losses until it can obtain marketing approval from the FDA for additional disease indications for the PROSORBA(R) column, or obtain FDA approval for Cyplex(TM) platelet alternative, or until sales for the PROSORBA(R) column for its existing indication of ITP increase significantly. There can be no assurance that the Company will be able to obtain FDA approval to market the PROSORBA(R) column for disease indications other than ITP.

Financing and Investing Activities

        In October 1997, the Company completed a private placement of 3,851,029 shares of the Company's Common Stock at a price of $1.50 per share, resulting in net proceeds (after deducting placement fees of $196,593) to the Company of approximately $5,579,951.

        In October 1996, the Company completed a private placement of Units (with each Unit consisting of two shares of Common Stock and one warrant) collectively priced at $4.00 per Unit (the "October Private Placement"). Holders of each five-year warrant (the "1996 Warrants") are entitled to purchase one share of the Company's Common Stock at an exercise price of $2.00 per share. A total of 1,734,000 units were sold resulting in net proceeds of approximately $6.3 million.

        In December 1995 and January 1996, the Company completed an offering of $1,500,000 of Senior Convertible Debentures to certain accredited investors. In January 1996, the Company completed a private placement of approximately 8.5 million shares of its Common Stock resulting in net proceeds to the Company of approximately $12.0 million (the "January Private Placement"). Upon the closing of the January Private Placement, $1.5 million of outstanding Senior Convertible Debentures were converted into an additional 1,000,000 shares of Common Stock of the Company.

        During 1996, the Company implemented a restructuring plan which included consolidating its manufacturing facilities to one location in the state of Washington and moving all other operations of the Company to San Diego, California. The Company has incurred approximately $1.3 million of capital expenditures through December 31, 1996 to consolidate its two Washington manufacturing facilities. The Company believes that the funds resulting from the January and October Private Placements, coupled with the Company's reduction in expenses as a result of the restructuring, will provide the resources necessary to fund operations, including clinical trials, until 1999.

        In September 1995, the Company completed an exchange offering to holders of its 7% Convertible Debentures. The Company offered to exchange the 7% Convertible Debentures for Common Stock at a price of $2.25 per share. Of the original $4,245,000 outstanding principal amount of the 7% Convertible Debentures, $2,200,000 was converted pursuant to the exchange offering. In the fourth quarter of 1995 and the first quarter of 1996, an additional $700,000 and $100,000, respectively, of outstanding principal amount of the 7% Convertible Debentures was converted into Common Stock under their original $2.875 per share conversion price. In March 1996, the Company completed a second exchange offering made to holders of its outstanding 7% Convertible Debentures. The Company offered to exchange the 7% Convertible Debentures for Common Stock of the Company at a price of $2.25 per share. Of the $1,245,000 outstanding principal amount, $845,000 was converted into 399,252 shares of Common Stock of the Company (which amount includes 23,700 shares issued as interest on the 7%


                                      19.

Convertible Debentures), pursuant to the exchange offering. At December 31, 1997, there was outstanding principal of $400,000 of the 7% Convertible Debentures.

        The Company will require additional financing in order to continue developing the use of the Proforma(R) column in rheumatoid arthritis, initiate pivotal clinical trials using the PROSORBA(R) column in other diseases and to apply the Company's technology to applications beyond the PROSORBA(R) column. The Company is seeking corporate partners to fund additional clinical trials.

        The principal changes in the components of working capital from 1994 to 1995 were a $2.7 million decrease in cash resulting from the excess of cash expenditures for 1995 over the $1.0 million of proceeds received from debt financing, a $390,000 decrease in trade accounts receivable resulting from the lower amount of sales during the end of 1995 compared to 1994, a decrease of $350,000 in inventory to reflect the lower sales demands of Baxter, and a combined increase of $540,000 in accounts payable, accrued compensation and accrued liabilities due primarily to increasing payment cycles to suppliers to preserve the Company's cash position as of December 31, 1995.


                                      20.

                                    BUSINESS

        The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

COMPANY OVERVIEW

          Cypress Bioscience, Inc. (the "Company") researches, develops, manufactures and markets medical devices and therapeutics for the treatment of certain types of immune system disorders and is engaged in the development of novel therapeutic agents for the treatment of blood platelet disorders. The Company's first product, the PROSORBA(R) column, a medical device, treats a patient's defective immune system so that it can more effectively respond to certain diseases. The Company received marketing approval from the U.S. Food and Drug Administration (the "FDA") in December 1987 to distribute the PROSORBA(R) column for the treatment of idiopathic thrombocytopenic purpura ("ITP"), an immune-mediated bleeding disorder. The Company is also developing its Cyplex(TM) platelet alternative, previously known as Infusible Platelet Membranes ("IPM"), as an alternative to traditional platelet transfusions.

          The Company's current clinical efforts to expand the approved indications for the PROSORBA(R) column are focused primarily on rheumatoid arthritis. In January 1998, the Company's Phase III clinical trial evaluating the use of the PROSORBA(R) column in the treatment of rheumatoid arthritis was stopped early due to the achievement of favorable safety and statistically significant results. Based on such results, the Company plans to file for pre-market approval of the PROSORBA(R) column for the treatment of rheumatoid arthritis with the FDA.

THE PROSORBA(R) COLUMN

        The Company's PROSORBA(R) column is a therapeutic, extracorporeal immunoadsorption device which removes circulating immune complexes (CICs) and immunoglobulin G (IgG) from a patient's plasma in a procedure that takes place in an extracorporeal loop (i.e., outside the body) and returns all the other necessary plasma components back to the patient. During the PROSORBA(R) column therapy, blood is drawn from one arm of the patient, plasma and red blood cells are separated, the plasma is filtered through the PROSORBA(R) column to remove unwanted CICs and IgG, then combined with the red blood cells and returned to the patient's other arm. The PROSORBA(R) column therapy is noninvasive and administered on an outpatient basis. The Company received marketing approval from the FDA in December 1987 to distribute the PROSORBA(R) column for the treatment of ITP, an immune-mediated bleeding disorder.

        The PROSORBA(R) column treats a defective immune system by modulating the immune system to respond more effectively. The modulation can result in the clearance of antigens or control of an autoimmune disease. The Company believes that the PROSORBA(R) column treats a dysfunctional immune system response rather than treating the disease itself. The Company is providing financial support for an extramural program with leading academic laboratories to study the mechanisms of action of the PROSORBA(R) column.

        The PROSORBA(R) column is a plastic cylinder measuring three inches in diameter and three and one half inches in height. The cylinder contains a solid binding matrix composed of protein A bound to dry silica (sand) granules. Protein A, a molecule produced by the fermentation of a bacterium, specifically binds to both CICs and IgG, with preference for CICs. The FDA considers the PROSORBA(R) column to be a medical device. The Company has historically produced the PROSORBA(R) column at its own manufacturing facility which meets FDA GMP regulations for the manufacture of the product in commercial quantities.

        The Company believes that key factors in the Company's commercial performance will be its ability to improve PROSORBA(R) column sales for its currently approved indication, obtain FDA marketing approval for additional disease indications for the PROSORBA(R) column, and obtain and develop complementary therapeutic and diagnostic technologies. The Company's current clinical efforts to expand the approved indications for the PROSORBA(R) column are focused primarily on rheumatoid arthritis.

Rheumatoid Arthritis

        Rheumatoid arthritis is a potentially crippling autoimmune disease that is estimated to affect over 5,000,000 people in North America and Europe. In rheumatoid arthritis, the body's immune system inappropriately


                                      21.

makes antibodies, called rheumatoid factors, that collect in the joints and surrounding soft tissue causing inflammation and tissue damage. Joints, typically those in the hand, become painful and swollen, lose movement, and become deformed. These individuals not only suffer a significantly reduced quality of life, but also a shortened life expectancy.

        In September 1995, the Company announced the results of its 15 patient pilot clinical trial that used the PROSORBA(R) column for therapy in rheumatoid arthritis. The results showed a statistically significant 76% reduction in painful joints and a 70% reduction in swollen joints in 11 patients three months after completing treatment with the PROSORBA(R) column. The Company believes that these findings confirm the potential utility of the PROSORBA(R) column in treating rheumatoid arthritis reported by an earlier independent study published in the JOURNAL OF RHEUMATOLOGY in May 1994.

        In June 1996, the Company commenced a Phase III pivotal trial designed to confirm the findings of the pilot study in a larger group of patients. Up to approximately 250 patients were enrolled in the prospective, randomized, multi-center, double-blind, controlled trial. The patients are to be randomly entered into two treatment groups. Approximately half of the patients were treated with the PROSORBA(R) column and the other half of the patients with a placebo treatment.

        In January 1998, the Company announced that an independent Data Safety and Monitoring Board recommended the early cessation of the Company's Phase III clinical trial evaluating the use of the PROSORBA(R) column in the treatment of rheumatoid arthritis. The recommendation to cease the Phase III trial was based on the achievement of favorable safety and statistically significant results. The Company is now in the process of preparing a PMA for submission to the FDA requesting new labeling for the PROSORBA(R) column to incorporate the RA indication. The Company expects to file the PMA by mid-1998, and, if FDA approval is granted, expects to begin marketing the PROSORBA(R) column for use in the treatment of RA in 1999. However, there can be no assurance that the Company will be able to file the PMA by mid-1998 or, if it is, that FDA approval of the PROSORBA(R) column for the treatment of RA will be received on a timely basis, if at all. See "Risk Factors--FDA Approval and Regulations."

        In 1996, the Company began providing financial support to several leading research facilities to further their efforts in studying the mechanism of action of the PROSORBA(R) column in the treatment of rheumatoid arthritis.

Other Indications

        While there are multiple additional indications in which the PROSORBA(R) column has demonstrated some clinical effects, the Company has most recently dedicated most of its internal resources, apart from rheumatoid arthritis, toward the indications of pediatric ITP, paraneoplastic syndrome and kidney transplantation.

        In August 1995, the Company began a pilot clinical trial to evaluate the PROSORBA(R) column as a means to increase the number of patients eligible for kidney transplantation. The study was designed to determine if the PROSORBA(R) column treatment would reduce the level of sensitizing antibodies which cause acute organ rejection and which prevent a significant portion of the patient population from receiving donor kidneys. The Company suspended enrollment of patients in this study and has determined not to continue the study at this time.

        The Company intends to pursue applications for the use of the PROSORBA(R) column in the treatment of certain other autoimmune diseases. The Company's Investigational Device Exemptions ("IDEs") which allow the Company to perform human clinical trials include the following diseases: rheumatoid arthritis, myasthenia gravis, systemic lupus erythematosus, multiple sclerosis, thrombotic thrombocytopenic purpura, and kidney transplantation. Such trials would be initiated if sufficient financing were obtained and the business potential of each therapeutic opportunity were consistent with the Company's goals. The Company is presently unable to predict when, or if, FDA-approval for any such indications will be obtained.


                                      22.

CYPLEX(TM) PLATELET ALTERNATIVE

        The Company's strategy is to produce therapeutic agents that enhance, inhibit, modify or replace the natural activity of platelets that have been depleted or damaged by disease or therapy. In November 1996, the Company acquired PRP. PRP's primary product, Cyplex(TM) platelet alternative, which is still in the clinical research phase, is being developed as a potential substitute for traditional platelet transfusions. Currently, the Company is focusing most of its efforts on the development of Cyplex(TM) platelet alternative, a freeze-dried (lyophilized) powder prepared from either fresh or outdated human platelets. A proprietary production process removes interior platelet components, resulting in a product consisting primarily of platelet membrane fragments. Cyplex(TM) platelet alternative is heat-treated during processing to inactivate, below detection levels, any viruses (HIV, hepatitis, etc.) that may be present. Preclinical and clinical trials conducted to date have shown that Cyplex(TM) platelet alternative is not thrombogenic or immunogenic, and no dose limiting toxicity has been determined in humans or animals. The lead indication for Cyplex(TM) platelet alternative is as an alternative to platelet transfusions to restore control of bleeding due to platelet deficiency in refractory patients.

Cyplex(TM) platelet alternative for the Treatment of Thrombocytopenia

        If blood platelet levels become too low (severe thrombocytopenia), the hemostasis system begins to deteriorate. Left untreated, thrombocytopenia can lead to spontaneous bruising and bleeding and may progress to shock, circulatory collapse, and death. Thrombocytopenia is a common side effect of the chemo- and radiation therapies used to treat cancer and can also be caused by liver disease or by major blood loss from traumatic injuries. Platelet dysfunction that is similar in consequences to thrombocytopenia is caused by prolonged exposure to some medical devices, such as heart-lung bypass machines used in open-heart surgery.

        Thrombocytopenia is currently treated with transfusion of human platelets. Current sales of platelets to hospitals for this purpose are about $1.5 billion worldwide, including approximately $600 million in the U.S. Associated costs with platelet transfusions, including filters, HLA cross-matching and donor recruitment add another approximately $200 million in the U.S. Platelet usage in the U.S. grew at an average annual rate of about 5% over the period 1980 to 1992, and the Company expects this growth to continue for at least the next several years. Cyplex(TM) platelet alternative has the potential to replace a major fraction of platelet transfusions for thrombocytopenia.

        Platelet transfusion is generally an effective therapy, but it has a number of significant drawbacks. Cyplex(TM) platelet alternative characteristics allow it to overcome a majority of the disadvantages of platelet transfusion, as summarized in the table below:

Human Platelets                    Cyplex(TM) Benefits              Cyplex(TM) Economic Impact
---------------                    -------------------              --------------------------
Can transmit viruses               Viral Inactivation               Increased safety, reduced
                                                                    liability and testing costs

Patients frequently become         Does not induce                  Reduced hospitalization, no
alloimmunized*                     alloimmunization                 platelet typing, improved
                                                                    outcomes

Platelets do not control           IPM(TM) controls bleeding in     Reduced morbidity and mortality
bleeding in some patients          many of these patients

Shelf life of 3 to 5 days          Shelf life of at least 3 years   Reduced loss from out-dating,
                                                                    emergency availability,
                                                                    improved logistics and reduced
                                                                    infrastructure

Must be agitated constantly        Small vial in refrigerator       Reduced storage costs

--------

* Alloimmunization is the process whereby the body develops antibodies to platelets that cause later transfusions to be ineffective


                                      23.

        In addition to safety and toxicity testing in animals and humans, the Company recently concluded a trial designed to study efficacy in patients with low platelet counts during active bleeding episodes. The Phase II trial, which began in early 1996, showed that Cyplex(TM) platelet alternative controlled or halted bleeding in 17 of 26 patients, a 65% response rate. Of the 26 patients, 12 had previously not responded to platelet transfusions, the traditional therapy for uncontrolled bleeding. In this subgroup of refractory non-responders, Cyplex(TM) platelet alternative was effective in controlling or halting bleeding in 7 out of 12 patients, or 58% of the time. The Company had originally planned to study 36 patients but due to the positive results, the trial was halted at 31 patients so that the Company could begin a pivotal trial in refractory patients.

        The Company anticipates that if continued clinical success is achieved, Cyplex(TM) platelet alternative may be marketed and sold in the U.S. and Europe in 1999 for control of bleeding in patients who do not respond to platelets, and one or two years later for prevention of bleeding more generally in thrombocytopenia. However, there can be no assurance that regulatory approvals for the use of Cyplex(TM) platelet alternative will be received on a timely basis, if at all, or if received, whether the Company can successfully commercialize such product.

Potential Follow-on Indications

        The Company believes that Cyplex(TM) platelet alternative may also be useful in treating arterial restenosis. Of the nearly 500,000 patients who currently undergo coronary angioplasty to open blocked arteries in the U.S. each year, about 25% will suffer reocclusion (restenosis) of the treated artery within a few months, and nearly half with a couple of years. A key factor in the development of restenosis is exposure of smooth muscle cells in the artery walls to platelet derived growth factory (PDGF). This happens when the patient's platelets adhere to injuries in the artery walls that are always produced as a side effect of the angioplasty procedure. After adhesion, the platelets activate, releasing their interior components, including PDGF and various coagulation-inducing factors. If platelets can be prevented from adhering to these injured areas, they will not activate and release PDGF, and, therefore, will not contribute to restenosis. Both animal and invitro work at the Company have shown that Cyplex(TM) platelet alternative binds to arterial lesions and reduces platelet adhesion. Work at the Company and elsewhere has shown that the Cyplex(TM) platelet alternative can carry anti-platelet agents to the lesions and, in principle, concentrate activity of those agents to further reduce platelet adhesion.

        Other areas of potential interest include the use of Cyplex(TM) platelet alternative during open heart surgery to prevent peri-operative bleeding and other complications, the use of IPM(TM) to prevent or control bleeding that can result from the use of anti-platelet agents, (in particular anti-GP IIb/IIIa agents), and the use of Cyplex(TM) platelet alternative in disseminated intravascular coagulation.

        Cyplex(TM) platelet alternative may also be studied in general surgical and emergency room indications such as trauma. Efficacy in preventing or improving bleeding in these indications could have great benefits in situations where the storage of human platelets presents logistical difficulties, such as in military use and in rural areas, and in situations in which there are potential imbalances between supply and demand (e.g., in liver transplants which require hundreds of units of platelets).

AP4A

        Platelets play a key role in hemostasis and maintenance of normal vascular impermeability. Although the process of hemostasis is critical, it sometimes creates unnecessary blood clots that can lead to a wide variety of ailments including heart attacks, strokes, phlebitis and pulmonary embolisms. The Company is testing chemical analogs of a compound know as AP4A (diadenosine tetraphosphate) that inhibit platelet aggregation, the first step in clot formation, and therefore have potential to prevent the formations of excessive clots an anti-thrombotic effect.

        Working together, the Company and Worcester Foundation for Experimental Biology have shown that AP4A inhibits platelet aggregation response and thrombus formation, and that several analogs of AP4A have shown even more potential anti-thrombotic effects than AP4A itself.

        Funded by an NIH Small Business Innovation Research (SBIR) Phase I grant, the Company discovered that one particular AP4A analog has promising characteristics. The Company intends to focus on this compound for further preclinical development under support of a $750,000 Phase II grant the NIH awarded to the Company in the fall of 1996.


                                      24.

OTHER TECHNOLOGY

        In November 1994, the Company's diagnostic division entered into a licensing agreement under which it has licensed the right to use proprietary nucleic acid probe technology (a genetic screening test) to predict which rheumatoid arthritis patients will develop severe disease and hence may benefit from early aggressive therapy. The test is currently a manually performed reference laboratory test. In January 1995, the Company obtained the rights to hybridization and chemical signal generation technology as well as to automated clinical instrumentation which combined could provide the Company with the opportunity to create an automated laboratory test using the nucleic acid probe technology.

        The Company's diagnostics division was originally created to employ proprietary immunoassay technology to develop specific assays that provide greater sensitivity and specificity than presently available in the market. The diagnostics program is currently under evaluation within the Company and an active effort to find appropriate partners for the program is underway.

MARKETING AND SALES

        Prior to 1994, the PROSORBA(R) column was sold by the Company's internal sales force to physicians in the fields of immunology, hematology and oncology. In April 1994, Baxter assumed sales and marketing responsibilities under a 10-year exclusive distribution agreement, granting distribution rights of the PROSORBA(R) column in the United States and Canada for the treatment of thrombocytopenia. Baxter, at its own expense, was to provide sales and marketing support for the sale of the product during the term of the agreement. The Company was to provide significant marketing and promotional support to Baxter for the first three years of the agreement.

        Effective May 1, 1996, the Company and Baxter terminated the exclusive distribution agreement, whereby the Company regained the right to sell its PROSORBA(R) column directly to customers who had previously purchased the PROSORBA(R) column through Baxter as well as to any other potential customers who wish to purchase the PROSORBA(R) column.

        In August 1996, the Company established an internal sales and marketing program. The program included hiring a domestic sales force of approximately six representatives as well as initiating marketing efforts including medical education, direct mail, trade show participation and journal advertising.

        In the latter part of the year, the Company launched a controlled clinical study evaluating the efficacy of the PROSORBA(R) column in ITP. This is the first prospective and controlled study of the device in its approved indication and has been designed to confirm observations from 10 years of historical use. Although the trial is not expected to be completed until 1998, the Company expects to release interim data after approximately one-third of the subjects have completed the protocol.

        Internationally, the Company has entered into exclusive agreements for distribution of the PROSORBA(R) column in Spain, Korea, Mexico, Brazil, Argentina, and Hong Kong. However, sales to international customers represent less than 10% of the Company's product sales.

        Generally, in the United States the cost of treatment for ITP using the PROSORBA(R) column has been reimbursed by third-party payors.

        No customer represented more than 10% of the Company's annual sales during the years ended December 31, 1996 and 1997. For the years ended December 31, 1994 and 1995, sales to Baxter represented approximately 70% and 91%, respectively, of the Company's sales.

        Sale of the PROSORBA(R) column is not subject to seasonal fluctuation.

PATENTS AND PROPRIETARY TECHNOLOGY

        The Company believes that its success depends primarily on the experience, capabilities, and skills of its personnel. Notwithstanding this fact, however, the Company seeks to protect its intellectual property rights by


                                      25.

a variety of means, including patents, maintaining trade secrets and proprietary know-how, and technological innovation to develop and maintain its competitive position. There can be no assurance that the Company will be able to obtain additional patents either in the United States or in foreign jurisdictions or that, if issued, such patents will provide sufficient protection or be of commercial benefit to the Company. Insofar as the Company relies on trade secrets and unpatented proprietary know-how, there can be no assurance that others will not independently develop similar technology or that secrecy will not be breached. Finally, there can be no assurance that the Company will be able to develop further technological innovations.

        On June 30, 1997, the Company settled a patent infringement claim filed against the Company alleging that the manufacture, use and sale of the PROSORBA(R) column infringed a patent issued to Dr. Meir Strahilevitz (the "Strahilevitz Patent'). Pursuant to the terms of the settlement, the Company was granted a nonexclusive license permitting the Company to use the Strahilevitz Patent in connection with the manufacture, use and sale of its PROSORBA(R) column for the treatment of ITP and rheumatoid arthritis.

THE PROSORBA(R) COLUMN

        The Company presently owns nine issued U.S. patents and six international patents (excluding patents relating to the area of platelet therapeutics) which expire during 2004 to 2009. The process used in manufacturing the PROSORBA(R) column is covered by one of these patents. Certain U.S. and international applications are pending. The Company has an exclusive license for a U.S. patent for a genetic screening test to predict which rheumatoid arthritis patients will develop severe disease. In addition, the Company has an exclusive license for a U.S. patent for treating cellular Fc receptor-mediated hypersensitivity immune disorders.

CYPLEX(TM) PLATELET ALTERNATIVE

        The Company presently owns four issued U.S. patents and three pending U.S. patent applications relating to the area of platelet therapeutics. Certain international patent applications corresponding to the issued U.S. patents have been filed. To date, four foreign patents have been issued while others are still pending in countries or jurisdictions outside the U.S. These patents and those that might issue on the pending patent applications are scheduled to expire during 2010 to 2014.

GENERAL

        There can be no assurance that the Company's patents will afford commercially significant protection of its proprietary technology or have commercial application. There has been no judicial determination of the validity or scope of its proprietary rights. Moreover, the patent laws in foreign countries may differ from those of the United States, and the degree of protection afforded by foreign patents may be different.

        Others have filed applications for, or have been issued, patents and may obtain additional patents and other proprietary rights relating to products or processes competitive with those of the Company. The scope and validity of such patents is presently unknown. If existing or future patents are upheld as valid by courts, the Company may be required to obtain licenses to use technology covered by such patents.

        In November 1995, a complaint was filed with the United States District Court, Northern District of California, claiming that the Company's PROSORBA(R) column allegedly infringes a patent issued to David S. Terman, M.D., which was assigned in July 1993 to DTER-ENT, Inc., a California corporation ("DTER-ENT"). The Company first received notice of a claim of infringement from DTER-ENT in July 1993. The Company has disclosed this claim in its public filings for the past two years. The patent infringement claim was settled in April 1996 whereby the Company was granted a non-exclusive license to use the Terman invention. The settlement of the claim did not and will not have a material impact on the Company's financial position or results of operations.

GOVERNMENT REGULATION

        The Company's research and development activities and the future manufacturing and marketing of products by the Company are subject to regulation for safety and efficacy by numerous governmental authorities in the United States and other countries. In the United States, both biologics and medical devices are subject to


                                      26.

rigorous FDA regulation. The Federal Food, Drug and Cosmetic Act and the Public Health Service Act govern the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of the Company's products. In addition to the FDA regulations, the Company is also subject to other federal and state regulations such as the Occupational Safety and Health Act and the Environmental Protection Act. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources. In addition, there can be no assurance that this regulatory framework will not change or that additional regulation will not arise at any stage of the Company's product development which may affect approval or delay of an application or require additional expenditures by the Company.

        The Company's regulatory strategy is to pursue clinical development and marketing approval of its products worldwide. The Company intends to seek input from the FDA at each stage of the clinical process to facilitate appropriate and timely clinical development, focusing on issues such as trial design and clinical endpoints. Where appropriate, the Company intends to pursue available opportunities, to the extent available, for accelerated approval of products. A corporate partner may be helpful to accelerate international development.

        The time required for completing such testing and obtaining such approvals is uncertain and approval itself may not be obtained. In addition, delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted new drug application or product license application. Similar delays may also be encountered in foreign countries. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products developed by the Company. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and the facilities in which the product is manufactured are subject to continual review and periodic inspections. Late discovery of previously unknown problems with the product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market.

THE PROSORBA(R) COLUMN

        The PROSORBA(R) column is regulated by the FDA as a Class III medical device. The regulatory approval of a Class III medical device in the United States intended for therapeutic use in humans involves many steps including pre-clinical and clinical testing. Pre-clinical evaluation of a Class III device includes testing to demonstrate that in clinical studies with human subjects the product would not present an unreasonable hazard. Pre-clinical and clinical evaluation of the PROSORBA(R) column was conducted as part of the approval process for treatment of patients with ITP.

        For each additional disease that the Company wants to treat with the PROSORBA(R) column, clinical testing must be conducted. Before such clinical testing can begin, an investigational device exemption ("IDE") application must be prepared and filed with the FDA. This application consists of (i) information on the composition of the product, (ii) manufacturing data, (iii) results of all pre-clinical safety and effectiveness studies, and (iv) a design of the study and protocol.

        The clinical testing of a device may consist of a preliminary feasibility study leading to a larger study of safety and effectiveness, or it may consist of only the larger safety and effectiveness study. Upon completion of the study and compilation of the data, a pre-market approval ("PMA") application can be filed. The FDA is required to respond to the PMA submission within 180 days, although the FDA may not and often does not adhere to this schedule and further review may take additional time. After the FDA completes its review of the PMA application, the clinical study data may be reviewed by an advisory panel of medical experts who are not part of the FDA. The applicant is required to answer questions posed by this panel. Based upon its review of the data, the advisory panel may make a recommendation of approval or nonapproval to the FDA. The FDA usually follows the recommendation of the panel but is not so required. Assuming the advisory panel recommends approval of the PMA, the FDA may approve the application and the product may then be commercially distributed.

        The manufacture and distribution of medical devices are subject to continuing FDA regulation. In addition to the requirement that the device be marketed only for its approved uses, applicable law requires compliance with the FDA's good manufacturing practices ("GMP") regulations. Failure to comply with the GMP regulations or with


                                      27.

other applicable legal requirements can lead to federal seizure of violating products, injunctive actions brought by the federal government, and potential criminal liability on the part of the Company and of the officers and employees of the Company who are responsible for the activities that lead to the violations.

        Although the Company has received marketing approval from the FDA for the treatment of ITP with the PROSORBA(R) column, there can be no assurance that any marketing clearances for other diseases or products will be granted on a timely basis, or at all, or that it will be economically feasible to commercialize the PROSORBA(R) column for these other diseases. The FDA may also require post-marketing testing and surveillance programs to monitor the effectiveness and safety of the Company's products. Product marketing approvals may be withdrawn for noncompliance with regulatory standards or the occurrence of unforeseen problems following initial marketing.

        The PROSORBA(R) column is commercially distributed under a PMA that was approved by the FDA in 1987. Changes to the product and its manufacturing process, and certain types of labeling changes must be approved by the FDA prior to implementation. The Company currently has one supplement to the PMA pending with the FDA for the consolidation of the Company's manufacturing facilities into one site. There can be no assurance that the current supplement or any future supplements will be approved by the FDA.

CYPLEX(TM) PLATELET ALTERNATIVE

        Cyplex(TM) platelet alternative is regulated by the FDA as a biologic. The steps required before a biologic may be marketed in the United States include (i) preclinical laboratory and animal tests, (ii) the submission to the FDA of an application for an Investigational New Drug ("IND"), which must become effective before human clinical trials may commence in the United States, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the biologic, (iv) the submission of a Product License Application ("PLA") to the FDA and (v) the FDA approval of the PLA prior to any commercial sale or shipment of the biologic. In addition to obtaining FDA approval for each product, each domestic biologic manufacturing establishment must be registered with, and approved by, the FDA.

        Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the safety and efficacy of the product and its formulation. The results of the preclinical tests are submitted to the FDA as part of an IND, and unless the FDA objects, the IND will become effective 30 days following its receipt by the FDA.

        Clinical trials involve the administration of the biologic to healthy volunteers, or to patients identified as ones with the condition for which the biologic is being tested, under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with protocols that detail the objectives of the study, the parameters to be used to monitor safety, and the efficacy criteria to be evaluated. Each protocol is submitted to the FDA as part of the IND. Each clinical study is conducted under the auspices of an independent Institutional Review Board ("IRB") at the institution at which the study will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

        Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the biologic into healthy human subjects, the product is tested for safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and clinical pharmacology. Phase II involves studies in a limited patient population to (i) determine the efficacy of the drug for specific targeted indications, (ii) determine dosage tolerance and optimal dosage and (iii) identify possible adverse side effects and safety risks. When a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to further evaluate clinical efficacy and to test further for safety within an expanded patient population at multiple clinical study sites. The FDA reviews both the clinical plans and the results of the trials and may discontinue the trials at any time if there are significant safety issues.

        The results of the preclinical tests and clinical trials are submitted to the FDA in the form of an NDA or PLA for marketing approval. The testing and approval process is likely to require substantial time and effort and there can be no assurance that any approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional animal studies or clinical trials may be requested during the FDA review period and may delay marketing approval. After FDA approval for the initial indications,


                                      28.

further clinical trials may be necessary to gain approval for the use of the product for additional indications. The FDA mandates that adverse effects be reported to the FDA and may also require post-marketing testing to monitor for adverse effects, which can involve significant expense.

        Among the conditions for NDA or PLA approval is the requirement that the prospective manufacturer's quality control and manufacturing facilities are subject to biennial FDA inspections and foreign manufacturing facilities are subject to periodic FDA inspections or inspections by the foreign regulatory authorities with reciprocal inspection agreements with the FDA.

        The Prescription Drug Act of 1992 requires companies engaged in pharmaceutical development, such as the Company, to pay user fees in the amount of at least $100,000 upon submission of a PLA. The Company does not believe that this requirement will have a material adverse effect on the Company's business.

        For marketing outside the United States, the Company also is subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

        In early 1992, the Company completed necessary pre-clinical studies and filed in August of that year an IND to begin clinical studies of Cyplex(TM) platelet alternative. The FDA requested additional animal data which was provided in an amended IND filing. The FDA approved the IND in September of 1993, and clinical trials started in early 1994. In order to include an international site in the Phase II trial, a CTX was filed and approved by the UK Medicines Control Agency.

COMPETITION

THE PROSORBA(R) COLUMN

        The PROSORBA(R) column, as well as other products which may be developed by the Company in the future, are intended to compete with conventional methods of treatment which generally consist of surgery, drug, or radiation therapy and which have been accepted by the medical community as classical treatment methods. In addition, the Company intends to compete with methods of treatment focusing on the artificial stimulation and/or modification of the human immune system by material or synthetic drugs or genetically engineered compounds which are being pursued by numerous biotechnology and medical companies and research institutions. Many of the Company's potential competitors have significantly greater resources than the Company. The PROSORBA(R) column, represents a different approach to the treatment of immune-related diseases inasmuch as they focus on the removal of CIC's that are suppressive to the body's immune system. The Company is aware of a select number of other companies which are known to be pursuing approaches to disease treatment similar to the Company's methodology. In addition, it is always possible that established companies and research institutions with greater resources may develop other treatment methods for various diseases.

        The Company believes that its success will depend primarily on, among other things, the market acceptance of its therapeutic approach, its scientific expertise, the PROSORBA(R) column's performance measured against competing products, adequate funding, and on its ability to develop, protect, and market products in the future. The Company's competitive success will also depend on its continued ability to attract and retain skilled and experienced personnel, to develop and secure the rights to advanced proprietary technology and to commercially exploit its technology prior to the development of competitive products by others.

CYPLEX(TM) PLATELET ALTERNATIVE

        When and if the Company receives FDA approval for Cyplex(TM) platelet alternative, it will initially be launched for the control of bleeding in patients who are non-responsive to platelet transfusions. There are currently no competing therapies for such platelet-refractory patients. With respect to the remaining platelet market, Cyplex(TM) platelet alternative advantages over traditional platelet therapy support its usage. Cyplex(TM) platelet alternative also has several advantages over its closest competition, CMV-free leukodepleted single-donor platelets. Products in development to filter or virally deactivate platelets will only address one of the five advantages of Cyplex(TM) platelet alternative. The most important clinical advantage of Cyplex(TM) platelet alternative is its nonimmunoginicity which


                                      29.

no other competitive product in development currently addresses. There can be no assurance, however, that other parties will not develop competing therapies.

MANUFACTURING AND SUPPLY

        The Company believes that raw materials and other components are available in sufficient quantities to meet production requirements for the PROSORBA(R) column. The Company's principal manufacturing operations for its PROSORBA(R) column are based in Redmond, Washington.

        The Company currently manufactures Cyplex(TM) platelet alternative in its Boston, Massachusetts facility. The Company has single sources of supply for certain components but believes it could obtain alternate sources of supplies if its current suppliers were unable to provide the Company with adequate quantities of such components.

PROPERTIES

        The Company currently occupies approximately 17,800 square feet of leased office and manufacturing facilities in San Diego, California, Redmond, Washington and Boston, Massachusetts. The 2,800 square foot San Diego facility houses the Company's executive offices, as well as its administration, research and medical personnel. The five year lease for this facility expires in 2001. The Boston facility is approximately 7,000 square feet, and its lease expires in 2001. It is used primarily for the manufacture of IPM(TM) and qualifies as a GMP pilot production plant.

        The Company leases 8,000 square feet for its manufacturing facility in Redmond under a lease expiring in 2004. The facility has historically been used to produce commercial quantities of both protein A and the chemically coated silica matrix used in the manufacture of the PROSORBA(R) column. Assembly of the PROSORBA(R) column has historically been performed in the Company's Seattle facility. The Redmond facility, however, has been recently renovated so that both raw material production and assembly of the PROSORBA(R) column can be performed in a single facility. Although the Redmond facility has historically complied with the FDA GMP regulations, the renovated facility must still complete the FDA GMP re-approval process. There can be no assurance that the renovated facility will receive GMP approval in a timely manner, if at all.

        The Company leases a 14,400 square foot facility in Seattle, Washington under a lease expiring in 2004. In conjunction with the Company's 1996 restructuring plan and corresponding reduction in facilities, this space was subleased to another party in April 1996 for the remainder of the lease term. The Company retained rights to use a small portion of the space through February 1997 until renovations at the Company's Redmond facility were completed, at which time the Company vacated the Seattle Facility.

EMPLOYEES

        As of January 30, 1998, the Company employed approximately 39 full-time employees. None of the Company's employees is covered by collective bargaining agreements, and management considers relations with its employees to be good.


LEGAL PROCEEDINGS

        The Company is not a party to any material legal proceedings.


                                      30.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

        The executive officers and directors of the Company, the positions held by them and their ages as of January 30, 1998, are as follows:

                NAME                   AGE       POSITION
                ----                   ---       --------
 Jay D. Kranzler, M.D., Ph.D(4)......  39        Chief Executive Officer, Chief Financial
                                                 Officer, Chief Scientific Officer and Vice
                                                 Chairman of the Board of Directors

 Debby Jo Blank, M.D.(4).............  46        President, Chief Operating Officer and Director

 R. Michael Gendreau.................  42        Vice President, Research and Development and
                                                 Chief Medical Officer

 Richard M. Crooks, Jr.(1)(2)(3).....  58        Chairman of the Board

 Philip J. O'Reilly(1)(2)(3).........  59        Director

 Jack H. Vaughn(1)(2)................  77        Director

(1)  Member of Audit Committee
(2)  Member of Compensation Committee
(3)  Member of Stock Option Committee
(4)  Member of Non-Executive Officer Stock Option Committee

        Jay D. Kranzler, M.D., Ph.D. was appointed Chief Executive Officer and Vice Chairman of the Board of Directors of the Company in December 1995. From January 1989 until August 1995, Dr. Kranzler served as President, Chief Executive Officer and a director of Cytel Corporation, a publicly-held biotechnology company. Dr. Kranzler has been an adjunct member of the Research Institute of Scripps Clinic since January 1989. Before joining Cytel, Dr. Kranzler was employed by McKinsey & Company, a management consulting firm, as a consultant specializing in the pharmaceutical industry from 1985 to January 1989.

        Debby Jo Blank, M.D. was appointed President, Chief Operating Officer and Director of the Company in December 1995. Prior to joining the Company, from 1994 to December 1995, Dr. Blank was Senior Vice President, Marketing, for Advanced Technology Laboratories, a publicly-held manufacturer and distributor of ultrasound equipment. From 1993 to 1994, she was Vice President, U.S. Marketing for Syntex. From 1989 to 1993, Dr. Blank held various positions at the DuPont Company and the DuPont Merck Pharmaceutical Company ("DuPont"), including Vice President Worldwide Marketing, Vice President, New Product Planning & Licensing, and Vice President, Strategy and Business Development. Before joining DuPont, she was employed by the management consulting firm Arthur D. Little, from 1986 to 1989 as a consultant in its pharmaceutical practice.

        Mr. R. Michael Gendreau, was appointed Vice President of Research and Development and Chief Medical Officer of the Company in December 1996. Dr. Gendreau joined the Company in 1994 and has held various positions through 1996, including Executive Director of Scientific Affairs. From 1991 to 1994, Dr. Gendreau was Vice President of Research and Development and Chief Medical Officer for MicroProbe Corporation, a developer and manufacturer of DNA probe-based diagnostic equipment.

        Mr. Richard M. Crooks, Jr. has been a director of the Company since 1991. Mr. Crooks has been President of RMC Consultants, a financial advisory services firm, since June 1990. Mr. Crooks is a director of and consultant to Allen & Company Incorporated, a privately held investment banking firm, which is the Company's principal stockholder. He served as a Managing Director of Allen & Company Incorporated for more than five years prior to June 1990. Mr. Crooks is also a director of Excalibur Technologies Corporation.


                                      31.

        Mr. Philip J. O'Reilly was appointed as a director of the Company in 1994. Mr. O'Reilly is a partner in the law firm of O'Reilly, Marsh, Kearney & Corteselli P.C., in Mineola, New York. He has been in private practice for more than twenty years. Mr. O'Reilly is also a director of Excalibur Technologies Corporation.

        Mr. Jack H. Vaughn was appointed as a director of the Company in 1991. Currently, Mr. Vaughn is Chairman of ECOTRUST, a Portland, Oregon-based foundation promoting environmentally friendly development in the Pacific Northwest. From 1988 to 1992, he was the U.S. Government's Senior Environmental Advisor for Central America. Mr. Vaughn was the founding Chairman of Conservation International, a private foundation encouraging biological diversity. Mr. Vaughn was a director of Allegheny & Western Energy Corporation from 1981 through 1995 and was a member of its Compensation Committee.

        Each officer serves at the discretion of the Board of Directors. See "--Employment Agreements." The Company's Bylaws permit the Board of Directors to establish by resolution the authorized number of directors, and the Company currently has six directors authorized. The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Each director holds office until the annual meeting of stockholders of the Company which coincides with the end of such director's three-year term and until such director's successors have been elected and duly qualified. There are no family relationships among any of the directors or officers of the Company.

BOARD COMMITTEES

        The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. In addition, the Stock Option Committee has a Non-Executive Officer Stock Option Committee.

        The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments (out of the presence of management) as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of three directors: Messrs. Vaughn (Chairman), Crooks and O'Reilly.

        The Compensation Committee makes recommendations based on management's inputs concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three directors: Messrs. Vaughn, Crooks and O'Reilly.

        The Stock Option Committee considers and recommends to the Board of Directors the number and terms of stock options to be granted to officers and employees of the Company. The Stock Option Committee is composed of two directors: Messrs. Crooks and O'Reilly.

        The Non-Executive Officer Stock Option Committee was created by the Stock Option Committee in February 1996. It has the authority to grant certain numbers of options to employees who are not executive officers of the Company; provided, however, that the number of options granted to employee by the Non-Executive Officer Stock Option Committee is limited to 200,000 per each one year period between annual Board meetings. The Non-Executive Officer Stock Option Committee is comprised of two directors: Drs. Kranzler and Blank.

DIRECTOR COMPENSATION

        Messrs. O'Reilly and Vaughn each received $12,000 in cash compensation for service as a director during fiscal year 1997. Mr. Crooks did not receive any cash compensation for his services as a director of the Company during 1997. Under the Company's 1988 Nonqualified Stock Option Plan, each nonemployee director is entitled to receive an option to purchase 10,000 shares of Common stock of the Company upon such person's initial election to the Board. In addition, each such person shall receive an additional option to purchase 10,000 shares of Common stock of the Company upon each annual reelection of such person to the Board. See "--Equity Incentive Plans."


                                      32.

Each of Messrs. Crooks, O'Reilly and Vaughn received options to purchase 10,000 shares of Common Stock for service as a director during fiscal year 1997. Directors who are employees of the Company do not receive any fee for their services as directors. None of the Company's directors receive any fees for their service on any of the Board's committees. All of the Company's directors are reimbursed for their out-of-pocket travel and accommodation expenses incurred in connection with their service as directors of the Company.

SCIENTIFIC ADVISORY BOARDS

        The Company has established four scientific advisory boards to provide scientific and clinical support and guidance related to the Company's products. The areas of focus of the scientific advisory boards are immunology, rheumatology, hematology, and platelet therapy.

        The Immunology Advisory Board (the "IAB") is currently composed of Gerald T. Nepom, M.D., Ph.D., Scientific Director of the Virginia Mason Research Center in Seattle, Washington; Eng Tan, M.D., Director, W.M. Keck Autoimmune Disease Center, The Scripps Clinic and Research Institute, San Diego, California; Eric Sasso, M.D., Ph.D., Assistant Professor, Department of Medicine, Division of Hematology, University of Washington, Harborview Medical Center; and Gregg Silverman, M.D., Associate Professor in Residence, Department of Medicine, Division of Rheumatology, University of California, San Diego. The focus of the IAB will be to provide guidance to the extramural research investigating the PROSORBA(R) column's immunologic mechanism of action.

        The Rheumatology Advisory Board (the "RAB") is composed of David Felson, M.D., M.P.H. Professor of Medicine and Public Health, Director, Boston University Arthritis Health Services Center; Richard Panush, M.D., Professor and Chairman, Department of Medicine, St. Barnabas Medical Center, Livingston, New Jersey; George Ehrlich, M.D., University of Pennsylvania Medical School, Member, Expert Advisory Panel on Chronic Degenerative Disease, World Health Organization. The RAB will oversee and guide the Company's programs in rheumatoid arthritis. The RAB members are all serving as advisors to the FDA in the Drug Division which reviews New Drug Applications for rheumatology pharmaceutical product.

        The Hematology Advisory Board (the "HAB") is composed of James B. Bussel, M.D., Associate Professor of Pediatrics, Director of ITP Program, Division of Pediatrics Hematology/Oncology, Cornell Medical Center; John Harlan, M.D., Professor of Medicine, Division Head, Hematology, Massachusetts General Hospital; and David J. Kuter, M.D., D.Phil., Chairman, Department of Hematology, Massachusetts General Hospital. The HAB will oversee and guide the Company's programs in ITP.

        The Platelet Advisory Board (the "PAB") is composed of Richard H. Aster, M.D., former President, Blood Center of Southeast Wisconsin; Ernest Beutler, M.D., Chairman, Department of Molecular and Experimental Medicine, The Scripps Clinic and Research Foundation, San Diego, California; Leon W. Hoyer, M.D., Director, Holland Laboratories, Vice President, Research and Development, American Red Cross; John Lawler, Ph.D., Associate Professor, Department of Pathology, Harvard Medical School, Brigham and Women's Hospital; Ernest R. Simon, M.D., Retired Executive Vice President, Medical Affairs, Blood Systems, Inc.; Scott N. Swisher, M.D., Chairman, FDA Blood Products Advisory Committee; Professor of Medicine (emeritus), University of Michigan; and Paul C. Zamecnik, M.D., Professor of Medicine (emeritus) Harvard Medical School, Principal Scientist, Worcester Foundation for Biomedical Research. The PAB will oversee the Company's programs as they relate to platelet therapy.

EXECUTIVE COMPENSATION

        The following table sets forth for the year ended December 31, 1997 all compensation awarded or paid to and earned by, each person who served as Chief Executive Officer of the Company during the fiscal year ended December 31, 1997 as well as those executive officers whose salary and bonus were in excess of $100,000 for services rendered to the Company during the fiscal year ended December 31, 1997 (collectively, the "Named Executive Officers"):


                                      33.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                COMPENSATION(1)
                                           ANNUAL COMPENSATION  ---------------
                                          ---------------------      SHARES       ALL OTHER
     NAME AND PRINCIPAL          FISCAL      BASE                  UNDERLYING   COMPENSATION
          POSITION                YEAR    SALARY($)    BONUS($)    OPTIONS(#)       ($)
     ------------------          ------   ---------   ---------    ----------   ------------
Jay D. Kranzler, M.D., Ph.D.,     1997    $245,000    $125,000      277,440      $ 10,800(3)
  Chief Executive                 1996     240,000     135,000    3,025,327        10,700(4)
  Officer, Chief Scientific       1995          --      50,000           --            --
  Officer, Chief Financial
  Officer and Vice Chairman(2)

Debby Jo Blank, M.D.,             1997     215,500     101,500      101,415         9,500(6)
  President, Chief Operating      1996     210,000     135,000    1,134,497       164,236(7)
  Officer and Director(5)         1995          --      50,000           --            --

R. Michael Gendreau, M.D          1997     149,000         262           --         4,472(6)
  Vice President, Research        1996     145,000      25,000      125,000        57,805(8)
  and Development and             1995    $145,000    $     --      141,000      $  7,537(6)
  Chief Medical Officer

(1) The Company's 1996 Equity Incentive Plan (the "1996 Plan"), Incentive Stock Option and Appreciation Plan and the 1988 Non-Qualified Stock Option Plan (collectively, the "Plans") are intended to further the interests of the Company by providing for the grant of stock awards to directors, officers and employees of and consultants to the Company.

(2) Dr. Kranzler was appointed Chief Executive Officer of the Company on December 28, 1995. Amounts shown as Annual Compensation do not reflect approximately $20,000 which Dr. Kranzler received as a consultant to the Company during 1995.

(3) Includes $1,300 paid by the Company on behalf of Dr. Kranzler for life insurance premiums during 1997, and $9,500 of contributions made by the Company under its 401(k) plan.

(4) Includes $1,200 paid by the Company on behalf of Dr. Kranzler for life insurance premium during 1996, and $9,500 of contributions made by the Company under its 401(k) plan.

(5) Dr. Blank was appointed President and Chief Operating Officer on December 28, 1995. Amounts shown as Annual Compensation do not reflect approximately $20,000 which Dr. Blank received as a consultant to the Company during 1995.

(6)  Represents contributions made by the Company under its 401(k) plan.

(7) Includes $154,736 paid to Dr. Blank for relocation costs and related tax gross-ups associated with Dr. Blank's relocation to San Diego, California upon joining the Company. Also includes $9,500 of contributions made by the Company under its 401(k) plan.

(8) Includes $52,583 paid to Dr. Gendreau for relocation costs associated with Dr. Gendreau's relocation to San Diego, California. Also includes $5,222 of contributions made by the Company under its 401(k) plan.


                                      34.

                        STOCK OPTION GRANTS AND EXERCISES

        The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1997 to the Named Executive
Officers:

                                           INDIVIDUAL GRANTS
                              ---------------------------------------------                POTENTIAL REALIZABLE VALUE
                                              % OF TOTAL                                   AT ASSUMED ANNUAL RATES OF
                                SHARES          OPTIONS                                      STOCK APPRECIATION FOR
                              UNDERLYING       GRANTED TO                                             OPTION
                                OPTIONS       EMPLOYEES IN                                          TERM($)(2)
                                GRANTED          FISCAL      EXERCISE PRICE   EXPIRATION     -----------------------
         NAME                     (#)          YEAR(%)(1)     PER SHARE($)       DATE            5%            10%
         ----                 ----------      ------------   --------------   ----------     --------       --------
Jay D. Kranzler, M.D., Ph.D    277,440(3)         33.9%         $1.625         8/29/07       $283,530       $718,523

Debby Jo Blank, M.D            101,415(3)         12.4%         $1.625         8/29/07       $103,641       $262,647

(1) Based upon options to purchase a total of 819,522 shares of Common Stock of the Company granted during the fiscal year 1997.

(2) The potential realizable value is based upon the assumption that the fair market value of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Actual realizable value, if any, on stock option exercises is dependent on the future performance of the Common Stock and overall market conditions, as well as the option holder's continued employment through the vesting period.

(3) Such options vest 25% on the date of grant with the remainder vesting ratably and daily over the four-year period following the date of grant.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information as of December 31, 1997, regarding options held by the Named Executive Officers. None of such individuals exercised any options during the fiscal year ended December 31, 1997. There were no stock appreciation rights outstanding at December 31, 1997.

                                NUMBER OF SHARES UNDERLYING      VALUE OF UNEXERCISED
                                  UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                        FY-END(#)                 AS OF FY-END($)(1)
                                ---------------------------   --------------------------
            NAME                EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
            ----                -----------   -------------   -----------  -------------
Jay D. Kranzler, M.D., Ph.D.     2,233,243      1,069,524          -             -

Debby Jo Blank, M.D.               836,642        399,270          -             -

R. Michael Gendreau, M.D.          158,976        107,024          -             -

(1) All options held by each of the Named Executive Officers as of December 31, 1997 were out-of-the-money.


                                      35.

EQUITY INCENTIVE PLANS

1988 Nonqualified Stock Option Plan

        In 1988, the Board adopted the Company's 1988 Nonqualified Stock Option Plan (the "1988 Plan") pursuant to which there are currently reserved 572,000 shares of the Company's Common Stock for issuance to directors, officers, and other key employees of and consultants to the Company. As of January 30, 1998, the Company had issued and outstanding under the 1988 Plan options to purchase an aggregate of 460,000 shares of Common Stock.

        The 1988 Plan permits the granting of stock options that do not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1996, as amended (the "Code"). The 1988 Plan is administered by the Board which, as authorized by the 1988 Plan, has delegated such administration to the Stock Option Committee.

        The terms, including exercise price and duration of options, shall be as determined by the Stock Option Committee. Stock options granted under the 1988 Plan are transferable under certain limited circumstances and generally expire three months after the termination of an optionee's service to the Company.

        Under the 1988 Plan, each nonemployee director of the Company, upon becoming a director of the Company, shall be granted an option to purchase 10,000 shares of Common Stock of the Company. Moreover, each nonemployee director shall automatically receive an annual option to purchase an additional 10,000 shares of Common Stock of the Company upon the first business day following the date of each annual stockholder meeting. The stock option exercise price shall in all cases be equal to the fair market value of the Company' Common Stock on the date of grant.

1996 Equity Incentive Plan

        In January 1996, the Board adopted the Company's 1996 Equity Incentive Plan (the "1996 Plan") under which there are reserved 7,000,000 shares of the Company's Common Stock which may be issued to directors, officers and key employees of, and consultants and certain advisors to, the Company.

        The 1996 Plan permits the granting of options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code to employees of the Company (including officers and employee directors) and the granting of options that do not so qualify or nonstatutory stock options. In addition, the 1996 Plan permits the granting of stock appreciation rights ("SARs") in connection with incentive or nonstatutory stock options. The 1996 Plan also permits the granting of stock bonuses and rights to purchase restricted stock. (All permitted grants of options, SARs, stock bonuses and rights to purchase restricted stock are sometimes hereinafter collectively referred to as the "Stock Awards"). Pursuant to the 1996 Plan, no person shall be eligible to be granted Stock Awards covering more than 3,050,000 shares of Common Stock in any 12-month period. As of January 30, 1998, the Company had issued and outstanding under the 1996 Plan options to purchase an aggregate of 6,301,597 shares of Common Stock.

        The 1996 Plan is administered by the Board, which generally has the power to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan, In addition, the Board has the power to construe and interpret the 1996 Plan and, subject to the provisions of the 1996 Plan to, among other things, determine the persons to whom and the dates on which Stock Awards will be granted, the type of Stock Award to be granted, the number of shares to be subject to each Stock Award, the time or times during the term of each Stock Award within which all or a portion of such Stock Award may be exercised, the exercise price, the type of consideration and other terms of the Stock Award. As authorized by the 1996 Plan, the Board has delegated administration of the 1996 Plan to the Stock Option Committee of the Board. The Board may abolish the Stock Option Committee at any time and revest in the Board the administration of the 1996 Plan. As used herein with respect to the 1996 Plan, the "Board" refers to the Stock Option Committee as well as to the Board itself.


                                      36.

        The maximum term of options granted under the 1996 Plan is 10 years. The aggregate fair market value of the Common Stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000. Stock Awards granted under the 1996 Plan are generally nontransferable and expire three months after the termination of an optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such person's option may be exercised up to 12 months following such disability and up to 18 months following such death.

        The exercise price of incentive stock options granted under the 1996 Plan must be equal to at least the fair market value of the Common Stock on the date of grant. In addition, the exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such incentive stock option cannot exceed five years. The exercise price of stock options that do not so qualify as incentive stock options (i.e., nonstatutory stock options) must be no less than 85% of the fair market value of the Common Stock on the date of grant.

        All Stock Awards granted under the 1996 Plan shall be in such form and contain such terms and conditions as the Board shall deem appropriate. The purchase price under any restricted stock purchase award shall not be less than 85% of the fair market value of the Common Stock of the date of grant.

NON-PLAN OPTIONS

        The Company has, at various times, granted to employees and consultants options to purchase shares of Common Stock outside of the Company's stock option plans. Such options generally vest over a four year period. On January 30, 1998, the Company had issued and outstanding, outside of the Company's stock option plans, options to purchase an aggregate of 892,105 shares of Common Stock.

401(K) PLAN

        The Company has established a tax-qualified employee savings and retirement plan (the "401(k) Plan"). The 401(k) Plan provides that each participant may contribute up to 10% of his or her pre-tax gross compensation (up to a statutorily prescribed annual limit of $10,000 in 1998). Employees must be twenty-one years old to participate and are eligible on the first day of the quarter following six months as an employee of the Company. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds.

EMPLOYMENT AGREEMENTS

        On December 28, 1995, the Company entered into a five year employment agreement with Dr. Kranzler, the Company's Chief Executive Officer, Chief Financial Officer and Chief Scientific Officer. Dr. Kranzler's annual compensation consists of base salary of $240,000, performance based bonuses of up to an additional twenty-five percent (25%) of annual base salary and certain options to purchase Common Stock of the Company, as described below.

        In addition to his base salary and bonus, under his employment agreement, Dr. Kranzler was granted an option to purchase 3,025,327 shares of Common stock of the Company (which amount represented eight percent (8%) of the Company's Common Stock on a fully diluted basis on the date of grant) at an exercise price equal to $1.50 per share. The options vest twenty-five percent (25%) immediately upon grant and thereafter ratably and daily over a four (4) year period. Dr. Kranzler's options shall fully vest upon the occurrence of any merger, consolidation, corporate reorganization or transfer of all or substantially all of the assets of the Company and upon the termination without cause of Dr. Kranzler's employment with the Company. In August 1997, Dr. Kranzler was granted an option to purchase 277,440 at an exercise price of $1.625 per share. As of January 30, 1998, options to purchase 2,284,194 shares of Common Stock had vested.

        On December 28, 1995, the Company entered into a five year employment agreement with Dr. Debby Jo Blank, the Company's President and Chief Operating Officer. Dr. Blank's annual compensation consists of base


                                      37.

salary of $210,000, performance based bonuses of up to an additional twenty-five percent (25%) of annual base salary and certain options to purchase Common Stock of the Company, as described below.

        In addition to her base salary and bonus, under her employment agreement, Dr. Blank was granted an option to purchase 1,134,497 shares of Common Stock of the Company (which amount represented three percent (3%) of the Company's Common Stock on a fully diluted basis on the date of grant) at an exercise price equal to $1.50 per share. The options vest twenty-five percent (25%) immediately upon grant and thereafter ratably and daily over a four (4) year period. Dr. Blank's options shall fully vest upon the occurrence of any merger, consolidation, corporate reorganization or transfer of all or substantially all of the assets of the Company and upon the termination without cause of Dr. Blank's employment with the Company. In August 1997, Dr. Blank was granted an option to purchase 101,415 shares of Common Stock of the Company at an exercise price of $1.625 per share. As of January 30, 1998, options to purchase a total of 855,708 shares had vested.

        In April 1996, the Company entered into an employment agreement with Dr. Gendreau, the Company's Vice President, Research and Development, whereby Dr. Gendreau will receive an annual base salary of $145,000. In addition, during 1996 Dr. Gendreau received $52,583 to offset the costs of relocating from Seattle, Washington to San Diego, California. The Company also granted Dr. Gendreau options to purchase up to 125,000 shares of the Company's Common Stock at an exercise price of $2.019 per share. On January 1, 1998, Dr. Gendreau was granted an option to purchase 50,000 shares of Common Stock of the Company at an exercise price of $1.4375 per share. As of January 30, 1997, options to purchase a total of 163,619 shares of Common Stock had vested. In the event that Dr. Gendreau's employment with the Company is terminated by the Company without cause due to a corporate merger or acquisition, Dr. Gendreau will receive severance pay equal to $72,500.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

        The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law as currently in effect or as the same is subsequently amended. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        The Company's Bylaws, as amended (the "Bylaws"), provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnification agreements with each of its directors and executive officers.


                                      38.

                              CERTAIN TRANSACTIONS

        In October 1997, the Company completed a private placement of 3,851,029 shares of its Common Stock with certain accredited investors at a purchase price of $1.50 per share, resulting in net proceeds to the Company of approximately $5.6 million. Merrill Weber & Co. acted as a non-exclusive placement agent for the Company and received $76,593 as a placement agent fee. Paramount Capital Asset Management, Inc., the Company's second largest stockholder, is the investment manager of Aries Domestic Fund, L.P. and The Aries Trust, stockholders that participated in the private placement and who collectively purchased 1,333,333 shares of the Company's Common Stock and received $120,000 in placement agent fees.

        Mr. Richard Crooks, Jr., a director of the Company, is a director of and consultant to, Allen & Company Incorporated, as a principal stockholder of the Company. As of January 30, 1998, Mr. Crooks beneficially held approximately 2.9% of the Company's Common Stock.

        Allen & Company Incorporated is compensated for investment banking services rendered to the Company under a one year consulting agreement specifying monthly payments of $5,000. In 1997, the Company paid Allen & Company Incorporated a total of $40,000 under this agreement.

        The Company has also entered into an employment agreement with its three executive officers, as described under the caption "Management--Employment Agreements." The Company has granted stock options to certain directors and executive officers of the Company. See "Management--Executive Compensation.

        The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers and currently maintains directors and officers insurance coverage.


                                      39.

                PRINCIPAL STOCKHOLDERS AND SELLING SECURITYHOLDER

        The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of January 30, 1998 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of a class of the Company's Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer, and (iv) all executive officers and directors as a group.

                                                                PERCENTAGE BENEFICIALLY OWNED
                                                                -----------------------------
      OFFICERS, DIRECTORS AND 5%        SHARES BENEFICIALLY       BEFORE            AFTER
           STOCKHOLDERS(1)                    OWNED(2)          OFFERING(2)      OFFERING(2)
      --------------------------        -------------------     -----------      -----------
Allen & Company Incorporated                 5,727,809(3)          14.7%            14.7%
  711 Fifth Avenue
  New York, New York 10022

Paramount Capital Asset Management, Inc.     5,190,468(4)          13.4%            13.4%
  787 Seventh Avenue, 44th Floor
  New York, New York 10019

Jay D. Kranzler                              2,616,339(5)           6.4%             6.4%

Debby Jo Blank                               1,119,084(6)           2.8%             2.8%

Michael Gendreau                               199,155(7)           *                *

Richard M. Crooks, Jr.                       1,131,897(8)           2.9%             2.9%

Jack Vaughn                                     56,000(9)           *                *

Philip J. O'Reilly                              84,625(10)          *                *

All Directors and Named Executive
Officers as a Group (8 persons)              4,667,583(11)         11.1%            11.1%

SELLING SECURITYHOLDER
Spear Leeds & Kellogg                          350,000              *                  0%(12)
120 Broadway
New York, NY  10271

------------------------
* less than one percent

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13Ds filed with the Securities and Exchange Commission (the "Commission"). Except as shown otherwise in the table, the address of each stockholder listed is in care of the Company at 4350 Executive Drive, Suite 325, San Diego, California 92121.

 (2) Except as otherwise indicated in the footnotes of this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable within 60 days of January 30, 1998 are deemed outstanding for computing the percentage of the person or entity holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Percentage of beneficial ownership is based upon 38,652,003 shares of the Company's Common Stock outstanding as of January 30, 1998.


                                      40.

 (3) This information was derived from information provided to the Company by Allen & Company Incorporated. Includes warrants to purchase 356,980 shares of Common Stock exercisable within 60 days of January 30, 1998.

 (4) Dr. Lindsay A. Rosenwald is the sole shareholder of Paramount Capital Asset Management, Inc. ("Paramount Capital"). Paramount Capital is the general partner of Aries Domestic Fund, L.P., a limited partnership incorporated in Delaware ("Aries Domestic") and the investment manager of The Aries Trust, a Cayman Islands trust ("Aries Trust"). Includes warrants to purchase 37,500 shares of Common Stock held by Aries Domestic and warrants to purchase 87,500 shares of Common Stock held by The Aries Trust, in each case such warrants being exercisable within 60 days of January 30, 1998. Of the 5,190,468 shares of Common Stock (including warrants) indicated as beneficially held, Paramount Capital shares voting and dispositive power with the following persons or entities: Dr. Rosenwald with respect to 5,190,468 of the shares; Aries Domestic with respect to 1,623,617 of the shares; and The Aries Trust with respect to 3,566,851 of the shares.

 (5) Includes 2,386,095 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998. Also includes 220,244 shares of Common Stock held by the Company's 401(k) plan for which Dr. Kranzler, as co-trustee of the 401(k) plan, has voting rights to such shares.

 (6) Includes 893,840 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998. Also includes 220,244 shares of Common Stock held by the Company's 401(k) plan for which Dr. Blank, as co-trustee of the 401(k) plan, has voting rights to such shares.

 (7) Includes 199,155 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998.

 (8) Includes 40,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998. Also includes 692,829 shares of Common Stock and presently exercisable warrants to purchase 6,667 shares of Common Stock held by Allen & Company Incorporated, in which Mr. Crooks has a pecuniary interest pursuant to an arrangement with Allen & Company Incorporated.

 (9) Includes 55,000 shares of Common Stock issuable pursuant to options exercisable within 60 days of January 30, 1998.

(10) Includes 40,000 shares of Common Stock issuable pursuant to options or other rights exercisable within 60 days of January 30, 1998.

(11) Includes 3,507,276 shares of Common Stock issuable pursuant to outstanding options and warrants exercisable within 60 days of January 30, 1998. Also includes 220,244 shares of Common Stock held by the Company's 401(K) plan for which certain individuals in the group exercise voting power.

(12) Assumes all of the Shares offered hereby are sold by the Selling Securityholder.


                                      41.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

        The Company is authorized to issue 60,000,000 shares of Common Stock, $.02 par value per share, and 15,000,000 shares of undesignated Preferred Stock, $.02 par value per share.

COMMON STOCK

        As of January 30, 1998, there were issued and outstanding 38,652,003 shares of the Company's Common Stock held by approximately 1,023 persons. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable

PREFERRED STOCK

        The Board has the authority, without further stockholder action, to issue up to 15,000,000 shares of Preferred Stock in one or more series of any number of shares, provided, however, that the number of shares so issued shall not exceed in the aggregate the number authorized. Each series of Preferred Stock may have such designations, powers, preferences and privileges and such qualification, limitations or restrictions as shall be designated by the Board. The issuance of Preferred Stock by the Company could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation, and may have the effect of delaying, deterring or preventing a change of control of the Company, which could have a depressive effect on the market price of the Company's Common Stock. As of January 30, 1998 there was no Preferred Stock issued and outstanding and the Company has no present plans to issue any shares of Preferred Stock.

1996 WARRANTS

        As of January 30, 1998 there were 2,880,399 outstanding warrants to purchase Common Stock of the Company, which warrants have been registered under the Securities Act (the "1996 Warrants"). The Warrants were issued in October 1996 as a part of a "Unit," consisting of two shares of Common Stock of the Company and one Warrant to purchase one share of Common Stock of the Company. The 1996 Warrants were issued in registered form under a Warrant Agreement, dated as of September 18, 1996 between the Company and American Stock Transfer and Trust Company to serve as the warrant agent for the 1996 Warrants.

        Under certain circumstances, all or any portion of the 1996 Warrants are redeemable, in whole or in part, at the option of the Company at a redemption price of $0.10 per 1996 Warrant (the date of such redemption being the "1996 Redemption Date"). Any 1996 Warrant so called for redemption may be exercised until the close of business on the fifth business day preceding the 1996 Redemption Date specified in such notice of redemption.

        The 1996 Warrants are fully exercisable as of the date hereof and will generally expire in October 1, 2001, unless earlier exercised.

        Of the 2,880,399 1996 Warrants outstanding, 2,755,399 are listed on the Nasdaq SmallCap Market under the symbol CYPBZ.


                                      42.

COMPENSATION WARRANTS

        As of January 30, 1998, there were warrants outstanding to purchase 154,000 shares of Common Stock of the Company at an exercise price of $1.875 per share, which warrants were originally issued by the Company to directors, officers, employees of and consultants to the Company as compensation for services rendered to the Company (the "Compensation Warrants"). The Compensation Warrants are fully exercisable as of the date hereof and will generally expire in June 2001, unless earlier exercised.

        Holders of the Compensation Warrants generally may exercise such warrants provided that the holder has been, from the original issue date up through and including the time of exercise, continuously providing services as a director, officer, employee or consultant to the Company or one of its subsidiaries or affiliates.

        The Company is obligated to register pursuant to the Securities Act the shares of Common Stock underlying the Compensation Warrants. The Company shall undertake to keep any such registration statement and prospectus filed with the Commission to register the Compensation Warrants effective for the life of the Compensation Warrants. The Company shall bear all expenses of registration of the shares underlying the Compensation Warrants.

OTHER WARRANTS

        Also, as of January 30, 1998, there were warrants outstanding to purchase 300,000 shares of Common Stock of the Company at an exercise price of $2.875 per share, which warrants were originally issued by the Company in April 1994 to Allen & Company Incorporated as a placement agent fee in connection with a private placement of 7% Convertible Debentures of the Company. The warrants are fully exercisable as of the date hereof and will expire in April 1999 unless earlier exercised.

NASDAQ SMALLCAP MARKET LISTING

        The Company's Common Stock (and its registered Warrants) are traded on the Nasdaq SmallCap Market. The current rules of the National Association of Securities Dealers, Inc. effectively preclude the trading or quotation through the Nasdaq SmallCap Market of any securities of an issuer that has issued securities or taken other corporation action that would have the effect of nullifying, restricting or disparately reducing the per share voting rights of holders of an outstanding class or classes of equity securities registered under
Section 12 of the Exchange Act. The Company does not intend to issue any additional shares of any stock that would make it ineligible for inclusion on the Nasdaq SmallCap Market. However, in the event the Company issues any additional securities that cause it to become ineligible for continued inclusion on the Nasdaq SmallCap Market, such ineligibility would be likely to reduce materially the liquidity of an investment in the Common Stock of the Company and would likely depress its market value below that which would otherwise prevail.

CHANGE OF CONTROL PROVISIONS AND DELAWARE ANTI-TAKEOVER LAW

        Certain provisions of the Company's Certificate of Incorporation and Bylaws, may have the effect of preventing, discouraging or delaying transactions involving an actual or potential change in the control of the Company (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may maintain the incumbency of the Board of Directors and management. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. In addition, the Company's Bylaws, as amended, limit the ability of stockholders of the Company to raise matters or nominate persons to serve as members of the Company's Board of Directors at a meeting of stockholders without giving advance notice. The Company's Board of Director's is presently composed of five (5) members divided into two classes of two directors each and one class consisting of one director. Each class of directors is elected to a three-year term of office. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors. The Company's Certificate of Incorporation also eliminates the right of stockholders to act by written consent without a meeting. Special meetings of the stockholders of the Company may be called only by the Chairman of the Board, the Chief Executive Officer, or by


                                      43.

the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors. The Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

        The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203") regulating corporate takeovers. In general, Section 203 prohibits certain Delaware corporations, including those whose securities are listed on the American Stock Exchange, from engaging, under certain circumstances, in a "business combination" (which includes a merger, sale of more than 10% of the corporation's assets or other transactions resulting in a financial benefit to the stockholder) with any "interested stockholder" (a stockholder who, together with affiliates and associates, owns (or, if an affiliate of the corporation, within the three previous years did own) 15% or more of the corporation's voting stock without the prior approval of the corporation's Board of Directors) for three years following the date that such stockholder became an "interested stockholder," unless the business combination is approved in a prescribed manner. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of Section 203.

TRANSFER AGENT AND REGISTRAR

        American Stock Transfer & Trust Company is the transfer agent and registrar for the Company's Common Stock.


                                      44.

                              PLAN OF DISTRIBUTION

        The Company has been advised that the Selling Securityholder or pledgees, donees, transferees of or other successors in interest to the Selling Securityholder may sell Shares from time to time in transactions on the Nasdaq SmallCap Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholder may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commission).

        At any time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of Shares offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Securityholder, any discounts, commission and other items constituting compensation from the Selling Securityholder and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

        The Selling Securityholder and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

        Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Securityholder, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

        In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of Shares by the Selling Securityholder.

        Notwithstanding the foregoing, broker-dealers who are qualifying registered market makers on the National Association of Securities Dealers Automated Quotation System (the "Nasdaq") may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq Stock Market in accordance with Regulation M. The passive market making transactions may be undertaken during certain prescribed time periods and must comply with applicable price and volume limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock of the Company during a prior period and must be discontinued when such limit is reached. Generally, passive market making may stabilize the market price of the Common Stock of the Company only for the purpose of preventing or retarding a decline in the market price of the Company's Common Stock, but may not stabilize price that is the result of activity that is fraudulent, manipulative or deceptive under the federal securities laws or regulations promulgated thereunder.

        All costs and expenses associated with registering the Shares being offered hereunder with the Securities and Exchange Commission will be paid by the Company. Such costs and expenses are estimated to be $28,000.


                                      45.

        The Company and the Selling Securityholder may agree to indemnify certain persons including broker-dealers or others, against certain liabilities in connection with any offering of the Shares including liabilities under the Securities Act.

                                  LEGAL MATTERS

        The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California.

                                     EXPERTS

        The consolidated financial statements of Cypress Bioscience, Inc. at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              ADDITIONAL INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Northwest Atrium Center, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Common Stock of the Company is quoted on the Nasdaq SmallCap Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus, which is a part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's web site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, was filed with the Commission through EDGAR.

        PROSORBA(R) Column and Cyplex(TM) are registered trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.


                                      46.

                            CYPRESS BIOSCIENCE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
Report of Ernst & Young LLP, Independent Auditors .....................................   F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996 and as of
  September 30, 1997 (unaudited).......................................................   F-3

Consolidated Statements of Operations for the Years Ended December 31, 1994,
  1995 and 1996 and for the Nine Months Ended September 30, 1996 and 1997 (unaudited)..   F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the
  Years Ended December 31, 1994, 1995 and 1996 and for the Nine Months Ended
  September 30, 1996 and 1997 (unaudited)..............................................   F-5

Consolidated Statements of Cash Flows for the Years ended December 31, 1994,
  1995 and 1996 and for the Nine Months Ended September 30, 1996 and 1997 (unaudited)..   F-6

Notes to Consolidated Financial Statements.............................................   F-7


                                      F-1.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
CYPRESS BIOSCIENCE, INC.


We have audited the accompanying consolidated balance sheets of Cypress Bioscience, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cypress Bioscience, Inc. as of December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                       ERNST & YOUNG LLP

San Diego, California
January 17, 1997


                                      F-2.

                            CYPRESS BIOSCIENCE, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                        December 31,
                                               ------------------------------      September 30,
                                                  1995               1996              1997
                                               ------------      ------------      -------------
                                                                                   (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                    $  1,009,878      $  8,045,508      $  2,544,198
  Short-term investments                                 --         2,890,160         1,923,076
  Accounts receivable:
    Trade, net of allowance for doubtful
      accounts of $181,377 in 1995,
      $200,312 in 1996, and $200,312 in
      1997 (unaudited)                               23,850           344,041           371,508
    Other                                           533,989           159,954           152,631
  Inventories                                     1,148,506           973,767           787,752
  Prepaid expenses                                  143,755           171,231           125,270
                                               ------------      ------------      ------------
    Total current assets                          2,859,978        12,575,661         5,904,435

Property and equipment, net                       1,425,020         2,351,928         2,106,621
Convertible debenture issuance costs, net           278,711            33,487            27,663
                                               ============      ============      ============
    Total assets                               $  4,563,709      $ 14,961,076      $  8,038,719
                                               ============      ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                           $    892,501      $    999,442      $    645,913
    Accrued compensation                            456,939           485,751           331,744
    Accrued liabilities                             672,488           902,090         1,220,812
    Senior convertible debentures                 1,500,000                --                --
    Current portion of notes payable                 26,821            27,208             6,637
                                               ------------      ------------      ------------
      Total current liabilities                   3,548,749         2,414,491         2,205,106

  Convertible debentures                          1,345,000           400,000           400,000
  Notes payable, net of current portion              25,972            12,020             8,843
  Accrued compensation                              168,750                --                --

  Commitments and contingencies

  Stockholders' equity:
    Common stock, $.02 par value;
      authorized 60,000,000 shares;
      issued and outstanding, 18,693,595,
      34,573,111 and 34,636,067 shares at
      December 31, 1995, 1996, and
      September 30, 1997 (unaudited),
      respectively                                  373,872           691,462           692,721
    Additional paid-in capital                   43,143,000        70,062,301        70,205,463
    Deferred compensation                                --        (1,313,276)         (763,086)
    Accumulated deficit                         (44,041,634)      (57,305,922)      (64,710,328)
                                               ------------      ------------      ------------
      Total stockholders' equity                   (524,762)       12,134,565         5,424,770
                                               ============      ============      ============
      Total  liabilities and stockholders'     $  4,563,709      $ 14,961,076      $  8,038,719
                                               ============      ============      ============

See accompanying notes.


                                      F-3.

                                   CYPRESS BIOSCIENCE, INC.
                            CONSOLIDATED STATEMENTS OF OPERATIONS

                                             Years Ended December 31,                  Nine Months Ended September 30,
                                 -----------------------------------------------       -------------------------------
                                     1994              1995              1996              1996              1997
                                 ------------      ------------      ------------      ------------      ------------
                                                                                                (unaudited)
Revenue:
  Product sales                  $  4,918,126      $  1,104,224      $  1,967,976      $  1,277,549      $  2,207,631
  Revenue under distribution
    agreement                              --         3,000,000                --                --                --
  Grant revenue                            --                --                --                --           179,197
                                 ------------      ------------      ------------      ------------      ------------
                                    4,918,126         4,104,224         1,967,976         1,277,549         2,386,828

Costs and expenses:
  Production costs                  2,571,168         2,041,422         1,482,563           837,192         1,316,045
  Sales and marketing               3,550,037           819,907           794,356           429,417         1,015,696
  Research and development          2,107,694         3,219,324         4,002,968         2,140,659         5,430,987
  General and administrative        2,694,489         2,626,817         3,529,378         2,641,048         2,300,604
  Acquired in-process
    research and development               --           625,000         5,146,943                --                --
  Restructuring                            --           644,656           493,712           460,090                --
  Debt conversion                          --           810,386           183,688           183,688                --
                                 ------------      ------------      ------------      ------------      ------------
                                   10,923,388        10,787,512        15,633,608         6,692,094        10,063,332

Other income (expense):
  Interest income                      71,986           118,994           458,070           343,632           296,186
  Interest expense                   (218,036)         (261,958)          (56,726)          (45,835)          (24,088)
                                 ------------      ------------      ------------      ------------      ------------
                                     (146,050)         (142,964)          401,344           297,797           272,098
                                 ------------      ------------      ------------      ------------      ------------
Net loss                         $ (6,151,312)     $ (6,826,252)     $(13,264,288)     $ (5,116,748)     $ (7,404,406)
                                 ============      ============      ============      ============      ============

Net loss per share               $      (0.40)     $      (0.39)     $      (0.45)     $      (0.19)     $      (0.21)
                                 ============      ============      ============      ============      ============

Shares used in computing
  net loss per share               15,243,860        17,598,735        29,206,470        27,649,052        34,592,569
                                 ============      ============      ============      ============      ============

See accompanying notes.


                                      F-4.

                            CYPRESS BIOSCIENCE, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                    Common Stock        Additional
                               ----------------------    Paid-in       Deferred     Accumulated
                                 Shares     Par Value    Capital     Compensation     Deficit          Total
                               ----------   ---------  -----------   ------------   ------------    ------------
Balance December 31, 1993      15,072,472   $301,449   $35,602,346   $        --    $(31,064,070)   $  4,839,725

Stock options exercised             1,000         20         2,605            --              --           2,625
Stock warrants exercised            6,500        130        12,058            --              --          12,188
Stock warrants issued
  for services                         --         --       483,000            --              --         483,000
Stock  issued to match
  401(k) Contributions             70,040      1,401       159,677            --              --         161,078
Stock issued in private
  Placement                     1,850,000     37,000     2,596,415            --              --       2,633,415
Net loss                               --         --            --            --      (6,151,312)     (6,151,312)
                               ----------   --------   -----------   -----------    ------------    ------------
Balance December 31, 1994      17,000,012    340,000    38,856,101            --     (37,215,382)      1,980,719

Stock issued for services          61,141      1,223        86,322            --              --          87,545
Stock  issued to match
  401(k) Contributions             65,125      1,303       160,036            --              --         161,339
Stock issued for minority
  Interest in CELx                312,500      6,250       618,750            --              --         625,000
Stock issued for debt
  Conversion                    1,254,817     25,096     3,421,791            --              --       3,446,887
Net loss                               --         --            --            --      (6,826,252)     (6,826,252)
                               ----------   --------   -----------   -----------    ------------    ------------
Balance December 31, 1995      18,693,595    373,872    43,143,000            --     (44,041,634)       (524,762)

Stock options exercised            47,500        950        84,050            --              --          85,000
Stock issued for services          31,765        635        54,365            --              --          55,000
Stock issued for debenture
  Interest                         12,005        240        28,963            --              --          29,203
Stock issued for debt
  Conversion                    1,435,955     28,719     2,402,713            --              --       2,431,432
Stock issued to match
  401(k) Contributions             50,791      1,016       100,910            --              --         101,926
Stock issued in January
  1996 Private placement        8,540,702    170,814    11,736,057            --              --      11,906,871
Stock issued in October
  1996 Private placement        3,468,000     69,360     6,215,554            --              --       6,284,914
Stock issued in conjunction
  with the Acquisition of
  PRP, Inc.                     2,292,798     45,856     4,539,740            --              --       4,585,596
Deferred compensation                  --         --     1,756,949    (1,756,949)             --              --
Amortization of deferred
  Compensation                         --         --            --       443,673              --         443,673
Net loss                               --         --            --            --     (13,264,288)    (13,264,288)
                               ----------   --------   -----------   -----------    ------------    ------------
Balance December 31, 1996      34,573,111    691,462    70,062,301    (1,313,276)    (57,305,922)     12,134,565

Stock options exercised
 (unaudited)                       20,000        400        37,100            --              --          37,500
Stock issued to match 401(k)
  Contributions (unaudited)        42,956        859        87,738            --              --          88,597
Deferred compensation
  related to stock Options
  (unaudited)                          --         --        18,324         7,219              --          25,543
Amortization of deferred
  Compensation (unaudited)             --         --            --       542,971              --         542,971
Net loss (unaudited)                   --         --            --            --      (7,404,406)     (7,404,406)
                               ----------   --------   -----------   -----------    ------------    ------------
Balance September 30, 1997
  (unaudited)                  34,636,067   $692,721   $70,205,463   $  (763,086)   $(64,710,328)   $  5,424,770
                               ==========   ========   ===========   ===========    ============    ============

See accompanying notes.


                                      F-5.

                            CYPRESS BIOSCIENCE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                                                          ----------------------------------------   -------------------------------
                                                             1994          1995           1996            1996           1997
                                                          -----------   -----------   ------------    ------------    -----------
                                                                                                               (UNAUDITED)
OPERATING ACTIVITIES
Net loss                                                  $(6,151,312)  $(6,826,252)  $(13,264,288)   $ (5,116,748)   $(7,404,406)
Adjustments  to reconcile net loss to net cash used
  by operating activities:
  Depreciation and amortization                               325,549       373,306        182,845         132,647        352,482
  Acquired in-process research and development                     --       625,000      5,146,943              --             --
  Amortization of deferred compensation                            --            --        443,673         337,651        542,971
  Common stock issued for service and expenses                161,078       248,884        186,129          87,138         88,597
  Debt conversion expense                                          --       810,386        183,688         183,688             --
  Restructuring expense                                            --       644,656             --              --             --
  Loss (gain) on disposal of property and equipment                --        23,437        (11,110)        (11,110)         1,094
  Minority interest                                            (3,436)           --             --              --             --
  Changes in operating assets and liabilities, net of
  effects from acquisition of PRP, Inc.
    Accounts receivable, net                                2,228,102       394,549       (320,191)       (354,402)       (27,467)
    Other receivables                                         (14,634)       30,034       (111,020)       (128,893)        (1,677)
    Inventories                                              (159,292)      345,806        174,739        (135,462)       186,015
    Prepaid expenses                                          174,232        64,805         39,655        (204,991)        45,961
    Accounts payable and accrued expenses                  (1,410,290)      345,259        (94,678)     (1,215,004)      (163,271)
                                                          -----------   -----------   ------------    ------------    -----------
    Net cash used by operating activities                  (4,850,003)   (2,920,130)    (7,443,615)     (6,425,486)    (6,379,701)

INVESTING ACTIVITIES
  Purchase of equipment                                      (549,486)     (714,947)      (997,602)       (842,243)      (105,630)
  Proceeds from sale of property and equipment                     --        30,393         36,735          36,735          3,185
  Purchase (sale) of short-term investments                        --            --     (2,890,160)             --        967,084
  Acquisition of PRP, Inc., net of $83,399
    cash acquired                                                  --            --       (361,029)             --             --
                                                          -----------   -----------   ------------    ------------    -----------
    Net cash (used by) provided by operating activities      (549,486)     (684,554)    (4,212,056)       (805,508)       864,639

FINANCING ACTIVITIES
  Net proceeds from issuance of common stock                2,648,228            --     18,276,785      12,099,380         37,500
  Proceeds from issuance of convertible debentures          4,245,000     1,000,000        500,000         500,000             --
  Payment of capital lease obligation and
    notes payable                                                  --       (22,140)       (13,565)        (18,706)       (23,748)
  Notes payable, net                                          (12,853)      (11,812)            --              --             --
  Debt issuance costs                                         (93,853)      (22,102)       (71,919)        (71,919)            --
                                                          -----------   -----------   ------------    ------------    -----------
    Net cash provided by financing activities               6,786,522       943,946     18,691,301      12,508,755         13,752

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            1,387,033    (2,660,738)     7,035,630       5,277,761     (5,501,310)
  Cash and cash equivalents at beginning of the period      2,283,583     3,670,616      1,009,878       1,009,878      8,045,508
                                                          ===========   ===========   ============    ============    ===========
  Cash and cash equivalents at end of the period          $ 3,670,616   $ 1,009,878   $  8,045,508    $  6,287,639    $ 2,544,198
                                                          ===========   ===========   ============    ============    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid                                           $    11,824   $   322,968   $     14,681    $     10,682    $    33,383
                                                          ===========   ===========   ============    ============    ===========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES
  Stock issued for debt conversion                        $        --   $ 2,586,000   $  2,351,607    $  2,351,607    $        --
                                                          ===========   ===========   ============    ============    ===========

See accompanying notes.


                                      F-6.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1996 and pertaining to September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 is unaudited)

1.      FORMATION AND BUSINESS OF THE COMPANY

        Cypress Bioscience, Inc. ("Cypress" or the "Company") researches, develops, manufactures and markets medical devices and therapeutics for the treatment of certain types of immune disorders and is engaged in the development of novel therapeutic agents for the treatment of blood platelet disorders. The Company's first product, the PROSORBA(R) column, a medical device, treats a patient's defective immune system so that it can more effectively respond to certain diseases. Through its acquisition of PRP, Inc. in November 1996, the Company acquired rights to Cyplex(TM) (Infusible Platelet Membranes), a platelet alternative, which is positioned to become an alternative for traditional platelet transfusions.

        The Company commenced business activities in January 1982. The U.S. Food and Drug Administration ("FDA") approved the PROSORBA(R) column for commercial sale in December 1987 for the treatment of patients with idiopathic thrombocytopenic purpura ("ITP"), an immune-related bleeding disorder. The Company continues to devote most of its efforts to obtaining FDA marketing approval for the use of the PROSORBA(R) column for the treatment of additional autoimmune diseases as well as to the continued development of Cyplex(TM) (Infusible Platelet Membranes), a platelet alternative. In January 1998 the Company announced that its Phase III pivotal study of the PROSORBA(R) column in the treatment of RA was stopped. The study was halted based on the recommendation of an independent Data Safety and Monitoring Board (DSMB) after an analysis of the available data showed that the PROSORBA(R) column had achieved both statistically significant efficacy and favorable safety results. Clinical trials for certain platelet disorders are being planned for 1998.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

Interim Financial Information (Unaudited)

        The financial statements at September 30, 1997 and for the nine-month periods ended September 30, 1996 and 1997 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair statement of the financial position at such dates and the operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year or any future periods.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents primarily represent funds invested in a money market fund whose cost approximates market value.


                                      F-7.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1996 and pertaining to September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 is unaudited)

Inventories

        Inventories are stated at weighted average cost, determined on the first-in, first-out method, but not in excess of net realizable value.

Property and Equipment

        Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over useful lives of three to five years, and leasehold improvements are amortized over the term of the related lease.

Convertible Debenture Issuance Costs

        Convertible debenture issuance costs are comprised primarily of the value assigned to stock warrants issued for placement agent services (see Note
8), other placement agent fees and legal expenses. Such costs are being amortized over the life of the related debentures.

Stock and Stock Warrants Issued for Services

        Common stock and common stock warrants issued for services rendered to the Company are generally recorded at the fair market value of the stock or stock warrant issued or the value of the services rendered, whichever is more clearly determinable.

Revenue Recognition

        The Company records sales of its product as earned revenue when the product is shipped.

        Revenue resulting from the settlement of the annual take-or-pay provisions of the Company's distribution agreement (see Note 6) was recognized at the end of the sales year period ended March 31, 1995.

Net Loss Per Share

        The computation of net loss per share is based upon the weighted average number of shares of common stock outstanding for each period. Options, warrants and Convertible Debentures have not been considered in the calculation inasmuch as they would be antidilutive.

        In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share ("SFAS 128"), which is required to be initially adopted by the Company for its reporting period ending December 31, 1997. At that time, the Company will be required to change the method currently used to compute net income (loss) per share and to restate all prior periods. Under the new requirements for calculating basic net income per share, the dilutive effect of stock options will be excluded. The adoption of Statement No. 128 will not have any effect as the Company has incurred losses for all previous periods to be presented.

RECENTLY ISSUED ACCOUNTING STANDARDS

        In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), and Statement of Financial Accounting Standards No. 131, Segment Information ("SFAS 131"). Both of these standards are effective for fiscal years beginning after December 15, 1997. SFAS 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation


                                      F-8.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1996 and pertaining to September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 is unaudited)

adjustment, minimum pension accrual, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company intends to adopt SFAS 130 in 1998 and operating results of prior periods will be reclassified. The Company does not believe that comprehensive income or loss will be materially different than net income or loss. Historically, the Company has operated in one business segment; however, SFAS 131 redefines segments. The Company has not determined how operating segments will be defined for disclosure purposes or which segments will meet the quantitative requirements for disclosure. The adoption of SFAS 131 is not expected to have an impact on the Company's future results of operations or financial position.

3.      FINANCIAL STATEMENT DETAILS

Short-term Investments

        Short-term investments at December 31, 1996 and September 30, 1997, which were classified as "available-for-sale," consisted of U.S. Treasury Notes with various maturity dates, all of which are due within one year of the date of purchase. The cost of these investments at December 31, 1996 and September 30, 1997 approximate fair market value.

Inventories

Inventories are comprised of the following:

                                            December 31,
                                    ----------------------------      September 30,
                                       1995              1996              1997
                                    ----------        ----------      -------------
Raw materials and components        $  513,883        $  214,632        $  220,017
Work in progress                       557,222           700,815           433,455
Finished goods                          77,401            58,320           134,280
                                    ==========        ==========        ==========
                                    $1,148,506        $  973,767        $  787,752
                                    ==========        ==========        ==========

Property and Equipment

Property and equipment are comprised of the following:

                                                    December 31,
                                           -------------------------------         September 30,
                                              1995                1996                1997
                                           -----------         -----------         -----------
Laboratory and production equipment        $   602,152         $   629,269         $ 1,211,647
Office equipment                               281,914             537,244             446,305
Vehicles                                        52,097              20,924              20,924
Leasehold improvements                          48,585              51,753              51,753
Construction in progress                       976,671           1,787,686           1,396,763
                                           -----------         -----------         -----------
                                             1,961,419           3,026,876           3,127,392
Accumulated depreciation and
  amortization                                (536,399)           (674,948)         (1,020,771)
                                           ===========         ===========         ===========
                                           $ 1,425,020         $ 2,351,928         $ 2,106,621
                                           ===========         ===========         ===========

        Depreciation expense for the years ended December 31, 1994, 1995 and 1996 was $268,894, $305,912, and $171,015, respectively. Depreciation expense for the nine months ended September 30, 1996 and 1997, was $126,823 and $346,657, respectively.


                                      F-9.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1996 and pertaining to September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 is unaudited)
Accrued Liabilities

        Accrued liabilities are comprised of the following:

                                           December 31,
                                     --------------------------       September 30,
                                       1995             1996              1997
                                     --------        ----------        ----------
Accrued clinical trial costs         $250,858        $  590,473        $  909,656
Accrued convertible debenture
  interest                             64,200            18,718            11,737
Other                                 357,430           292,899           299,419
                                     ========        ==========        ==========
                                     $672,488        $  902,090        $1,220,812
                                     ========        ==========        ==========

Advertising Costs

        The Company incurred advertising expenses of approximately $658,000, $77,000, and $18,000, for the years ended December 31, 1994, 1995 and 1996, respectively. For the nine months ended September 30, 1996 and 1997, the Company incurred advertising expenses of approximately $9,000 and $0, respectively.

4.      ACQUISITIONS

PRP, Inc.

        On November 1, 1996, the Company acquired all assets and assumed all liabilities of PRP, Inc. ("PRP"), a biopharmaceutical company located in Boston, Massachusetts engaged in the development of novel agents to treat blood and platelet disorders. The transaction has been accounted for as a purchase.

        In connection with the merger, the Company issued to certain debtholders of PRP, in full satisfaction and settlement of such indebtedness, units (with each unit consisting of two shares of common stock of the Company and one common stock purchase warrant) with a total value equal to approximately $4.5 million (based upon a price of $4.00 per unit). The Company recorded a charge to acquired in-process research and development for approximately $5.1 million, representing the excess of the purchase price over the net liabilities assumed.

        In addition, the Company is obligated to make earn-out payments on net sales, if any, of products developed using PRP's technology acquired by the Company in the acquisition. In conjunction with obtaining approval from the FDA of the use of Cyplex(TM) (Infusible Platelet Membranes), a platelet alternative for the treatment of thrombocytopenia, the Company shall make an additional payment of $5 million (the "Milestone Payment"), with such payment being in the form of, at the Company's sole discretion, cash, Company common stock or a combination of the two.

         In consideration of certain investment banking advisory services provided by EGS Securities Corp. ("EGS") to PRP in connection with the Merger, the Company issued to EGS Units with a total value of approximately $120,000. In addition, the Company is obligated to pay EGS an amount in cash equal to two and one-half percent (2 1/2%) of each earn-out payment and the milestone payment made to the former PRP stockholders, when and if such payments become due.

        Pursuant to the terms of the merger agreement, subject to limited exceptions, the Company is obligated to spend $4.0 million to commercialize and advance Cyplex(TM) (Infusible Platelet Membranes), a platelet alternative as a principal product of the Company. After the Company has expended $4.0 million on the commercialization of Cyplex(TM) (Infusible Platelet Membranes), a platelet alternative, the Company has agreed to use commercially reasonable efforts to optimize commercialization of Cyplex(TM) (Infusible Platelet Membranes), a platelet alternative, and other existing products of PRP.


                                     F-10.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1996 and pertaining to September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 is unaudited)

        The following unaudited pro forma data reflects the combined results of operations of the Company and PRP as though the acquisition had occurred on January 1, 1995, and assumes the charge of $5,147,000 for acquired in-process research and development was recorded on that date.

                         PRO FORMA RESULTS OF OPERATIONS

                                   (unaudited)

                                     December 31,                             September 30,
                          --------------------------------         --------------------------------
                              1995                1996                 1996                1997
                          ------------         -----------         ------------         -----------
Revenues                  $  4,104,224         $ 2,029,773         $  1,339,346         $ 2,386,828
Net loss                  $(14,448,974)        $(9,853,328)        $(11,809,876)        $(7,404,406)
Net loss per share        $      (0.73)        $     (0.32)        $      (0.39)        $     (0.21)

CELx Corporation

        In 1995, the Company and CELx Corporation ("CELx"), the Company's former majority owned subsidiary, agreed to the merger of CELx into the Company and the exchange of shares of CELx by persons other than the Company into an aggregate of 312,500 shares of the Company's common stock. The dissolution of CELx resulted in a charge of $625,000 recorded as acquired in-process research and development. The charge was based upon the fair market value of the Company's common stock.

5.      RESTRUCTURING EXPENSE

        In December 1995, the Company recorded a restructuring charge aggregating $645,000 relating to the Company's plan to consolidate its manufacturing facilities to one location in the state of Washington and to move all other operations to San Diego, California. This charge included approximately $350,000 related to write-downs of equipment and leasehold improvements for the manufacturing facility vacated in 1996, $200,000 related to abandonment of leases in Seattle and Princeton with the remainder related to a severance commitment with its former Executive Vice President who resigned in December 1995.

        In January 1996, the Company notified approximately twenty employees, which was slightly greater than half of its work force, that their positions were being terminated immediately as part of the restructuring. Such positions were from all departments of the Company. In March 1996, the Company entered into a termination agreement with its former Chief Scientific Officer. Costs related to these terminations were approximately $494,000 and were recorded as a restructuring expense in 1996. In addition, the Company incurred approximately $300,000 in costs associated with moving the administration, research and medical departments to San Diego, with most costs being attributable to relocation costs of the few members of management moving to San Diego. Such costs were recorded as general and administrative expenses in 1996. For the nine months ended September 30, 1996 total restructuring cost was approximately $460,000.

        The Company incurred approximately $700,000 in capital expenditures for the nine months ended September 30, 1996 in connection with the consolidation of its two Washington facilities. For the year ended December 31, 1996, approximately $1.3 million of capital expenditures were incurred by the Company related to the consolidation.

        The consolidation was completed in April 1997 with the Company receiving FDA GMP approval of the facility.


                                     F-11.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1996 and pertaining to September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 is unaudited)

6.      DISTRIBUTION AGREEMENT

        Prior to April 1994, the PROSORBA(R) column was sold by the Company's internal sales force to physicians in the fields of immunology, hematology and oncology. In April 1994, Baxter Healthcare Corporation ("Baxter") assumed sales and marketing responsibilities under a 10-year exclusive agreement, granting distribution rights of the PROSORBA(R) column in the United States and Canada for the treatment of thrombocytopenia. Baxter, at its own expense, was to provide sales and marketing support for the sale of the product during the term of the agreement. The Company was to provide significant marketing and promotional support to Baxter for the first three years of the agreement.

        In March 1995, the two companies amended the agreement whereby Baxter:
(a) made a take-or-pay payment on March 31, 1995 for the first sales year of $3.0 million, (b) agreed to purchase $1.0 million of product during the second quarter of 1995, (c) released the Company from its obligation to provide marketing and promotional support for the second and third years of the agreement, (d) gave the Company the right to co-market with Baxter, (e) relinquished its first right to negotiate for new PROSORBA(R) column indications, and (f) agreed under certain circumstances to provide advance payments to the Company for Baxter's 1996 purchases. The Company agreed to eliminate purchase minimums and the take-or-pay concept included in the original agreement and freed Baxter to pursue competing thrombocytopenia therapies.

        Effective May 1, 1996, the Company and Baxter terminated the exclusive distribution agreement, whereby the Company regained the right to sell its PROSORBA(R) column directly to customers who had previously purchased the PROSORBA(R) column through Baxter as well as to any other potential customers who wish to purchase the PROSORBA(R) column.

7.      COMMITMENTS AND CONTINGENCIES

Operating Leases

        The Company leases approximately 14,400 square feet of production, laboratory and administrative facilities in Seattle, Washington under a lease expiring in 1999. In connection with the restructuring (see Note 5), this space was sub-leased to another party in April 1996 for the remainder of the lease term.

        The Company leases approximately 8,000 square feet of manufacturing facilities in Redmond, Washington under a lease expiring in 2004. The Company leases approximately 2,800 square feet of office space in San Diego, California under a lease expiring in 2001. This facility houses the Company's administrative offices. The lease for approximately 7,000 square feet of manufacturing facilities in Boston, which expires in 2001, was assumed in conjunction with the PRP acquisition.

        The table below indicates future minimum lease payments due, and sublease income to be received, over the remaining life of the leases, under the agreements in place as of December 31, 1996:

                                 Payments       Sublease Income
                                -----------     ---------------
 1997                           $  534,388          $251,289
 1998                              533,738           301,546
 1999                              470,916           238,724
 2000                              232,192                --
 2001                              122,098                --
 Thereafter through 2005           288,000                --
                                ==========          ========
                                $2,181,332          $791,559
                                ==========          ========

        Total rent expense was approximately $417,000, $521,000 and $494,000, for the years ended December 31, 1994, 1995 and 1996, respectively. For the nine months ended September 30, 1996 and 1997 total rent expense was


                                     F-12.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1996 and pertaining to September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 is unaudited)

approximately $390,000 and $437,00, respectively. Sublease income was approximately $149,000 for the year ended December 31, 1996 and approximately $112,000 and $117,000 for the nine months ended September 30, 1996 and 1997, respectively.


Severance Agreements

        The Company entered into a severance agreement as of December 28, 1995 with its former Chief Executive Officer. The terms of the severance agreement were based primarily on the termination clause of the employment agreement entered into between the former officer and the Company in September 1994. Such terms include the payment of $225,000 in 1996 and $168,750 in 1997. The total cost of this severance agreement of $393,750 was included in general and administrative expense in 1995. There were no related severance expense in 1996 or 1997.

        The Company entered into a severance agreement as of March 29, 1996 with its former Chief Scientific Officer, the terms of which correlate to the employment agreement renegotiated with the former officer as of December 28, 1995. Such terms include the payment of $244,000 in 1996 and the issuance of non-qualified stock options to purchase 705,000 shares of common stock at $2.25 per share. These options replaced an equal number of options outstanding at the date of termination.

Employment Agreements

        The Company entered into employment agreements in December 1995 with a new Chief Executive Officer and a new President, Chief Operating Officer. The agreements provide for specified compensation which include salary, signing bonuses, annual performance bonuses and a lump sum payments in the event of a termination of employment, without cause, as defined. Signing bonuses of approximately $100,000 were included in general and administrative expense in 1995. An additional $270,000, $100,000 and $227,000 of bonuses were earned and included in general and administrative expenses for the year ended December 31, 1996, and for the nine months ended September 30, 1996 and 1997.

        The agreements provided for the granting of an aggregate of 4,179,824 options to purchase the Company's common stock. The options were granted upon the closing of the private placement in January 1996 (see Note 10). Options to purchase 25% of the total amount granted vested immediately with the remainder to vest over a four-year period. Such options will vest immediately upon a merger of the Company or in the event of a termination of employment without cause, as defined. The Company recorded a charge to deferred compensation expense of $1,756,949 to reflect the difference between the grant price and the deemed value for accounting purposes of the common stock issuable upon exercise of such options. The deferred compensation balance will be amortized over the service period of the options. Accordingly, the Company recorded amortization expense of $443,673 for the year ended December 31, 1996. For the nine months ended September 30, 1996 and 1997 related amortization of deferred compensation was $337,651 and $542,971, respectively.


                                     F-13.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1996 and pertaining to September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 is unaudited)

Defined Contribution Plan

        The Company sponsors a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code of 1986. This plan covers substantially all employees who provide more than 1,000 hours of service during the year.

        The Plan provides for matching contributions whereby the Company contributes common stock to the Plan on behalf of participants in an amount equal to 100% of the participants' contributions during the six-month periods ending on the last day of June and December. The Company's contributions will vest six months after the amount of the contribution is determined if the employee is still employed by the Company at the end of the vesting period, except for employees who have been with the Company more than five years for whom contributions will vest immediately. The expense recognized for shares contributed on behalf of employees was approximately $161,000, $161,000 and $102,000 for the years ended December 31, 1994, 1995 and 1996, respectively, based upon the market value of the Company's common stock on the date of the contribution. For the nine months ended September 30, 1996 and 1997, the expense recognized for the matching contributions was 83,645 and 140,810, respectively.

8.      7% CONVERTIBLE DEBENTURES

        In April 1994, the Company completed a private placement of $4,245,000 principal amount of 7% convertible debentures due March 2001 ("7% Convertible Debentures"). Interest is payable in cash or shares of Common stock at the option of the Company. The conversion price for the principal amount is $2.875 per share of registered Common stock, the fair market value on the date of closing. The conversion price for the interest is the lower of $4.00 per share of Common stock or the average closing price for the 10 days prior to the annual April 30 interest payment date. The debentures are redeemable by the Company after April 1998 at a redemption price of 106% of the principal amount reduced to 104% and 102% the following two years. Allen & Company Incorporated ("Allen & Company"), a shareholder of the Company, acted as placement agent with respect to a majority of this private placement and received a five-year warrant valued at $483,000 to purchase 300,000 shares of Common stock at $2.875 for its services as placement agent. The cost of issuing the 7% Convertible Debentures, including the cost of the warrants, has been deferred and is reported on the accompanying balance sheet net of amortization expense which is being recorded over the term of the 7% Convertible Debentures. Allen & Company purchased $1.0 million of the 7% Convertible Debentures.

        In September 1995, the Company completed an exchange offering to holders of the 7% Convertible Debentures. The Company offered to exchange the 7% Convertible Debentures for restricted common stock at $2.25 per share. Of the original $4,245,000 outstanding principal amount, $2,200,000 of the 7% Convertible Debentures was converted. The Company recorded a non-cash expense of $810,386, which represents the fair market value of the increased number of shares issued under the terms of the offering compared to the original conversion terms. In the fourth quarter of 1995 and the first quarter of 1996, an additional $700,000 and $100,000, respectively, of 7% Convertible Debentures was converted into common stock at the original conversion price. For substantially all 7% Convertible Debentures that were converted, the interest accrued up to the date of conversion was paid through the issuance of common stock at either $2.25 per share or $2.875 per share. The Company also charged $314,000 to additional paid-in capital in 1995 for the unamortized deferred debt issuance costs related to the converted debentures.

        In March 1996, the Company completed a second exchange offering made to holders of its outstanding 7% Convertible Debentures. The Company offered to exchange the 7% Convertible Debentures for common stock of the Company at a price of $2.25 per share. Of the $1,245,000 outstanding principal amount, $845,000 was converted into 399,252 shares of common stock of the Company (which amount includes 23,700 shares issued as interest on the 7% Convertible Debentures), pursuant to the exchange offering. At December 31, 1996, there was outstanding principal of $400,000 of the 7% Convertible Debentures. In 1996, the Company charged an additional $93,000 to additional paid-in capital for the unamortized deferred debt issuance costs related to the debentures converted in 1996.


                                     F-14.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1996 and pertaining to September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 is unaudited)

9.      SENIOR CONVERTIBLE DEBENTURES

        In December 1995, the Company completed a private placement of $1,500,000 principal amount of senior convertible debentures due in July 1996 ("Senior Convertible Debentures") to a group of investors, including $500,000 issued to Allen & Company. The Company received $1,000,000 in cash on 1995 and the remaining $500,000 during the first week of January 1996.

        In January 1996, the Senior Convertible Debentures, under their original terms, were automatically converted at $1.50 per share into 1,000,000 shares of the Company's common stock. The conversion was made simultaneously with the closing of a private placement of common stock (see Note 10).

10.     STOCKHOLDERS' EQUITY

Authorized Shares

        The Company is authorized to issue up to 15,000,000 shares of "blank check" preferred stock. Terms and rights of such preferred stock shall be determined by the Board of Directors when such preferred stock, if any, is issued.

Private Placements

        In January 1996, the Company sold approximately 8,500,000 shares of common stock for $1.50 per share in a private placement, resulting in net proceeds to the Company of approximately $12,000,000. As a result of this private placement, the Senior Convertible Debentures automatically converted into 1,000,000 shares of common stock (see Note 9). In addition, upon closing of the private placement, the Company issued stock options to the new Chief Executive Officer and President aggregating 4,159,824 shares at an exercise price of $1.50 per share.

        In October 1996, the Company completed a private placement of units with each unit consisting of two shares of common stock and one common stock purchase warrant (the "1996 Warrants") collectively priced at $4.00 per unit. Holders of each warrant are entitled to purchase one share of the Company's common stock at an exercise price of $2.00 per share over a five-year period. A total of 1,734,000 units were sold resulting in net proceeds to the Company of approximately $6.3 million.

Warrants

        In 1991, the Company granted warrants to purchase 749,900 shares of common stock to certain officers, directors and employees, which are exercisable through June 2001 at $1.875 per share. In September 1991, the Company granted warrants to purchase 1,850,000 shares of common stock at an exercise price of $2.50 per share in connection with its public offering of units. The warrants expired on April 30, 1997. In April 1994, the Company issued Allen & Company a five-year warrant to purchase 300,000 shares of Common stock at $2.875 for its services as a placement agent for the 7% Convertible Debentures (see Note 8). In conjunction with the private placement completed in October 1996, as well as in conjunction with the PRP acquisition, the Company granted warrants to purchase 2,880,399 shares of common stock. The warrants entitle the holder to purchase a share of common stock for $2.00 per share. The warrants expire in October 2001 and are redeemable, in certain circumstances, for $0.10 per warrant, beginning in September 1997.

Stock Options

        1996 Equity Incentive Plan. In April 1996, the Company adopted the 1996 Equity Incentive Plan authorizing the issuance of both incentive and non-qualified options to purchase the Company's common stock, as well as the granting of stock appreciation rights, stock bonuses and rights to purchase restricted stock. Under the


                                     F-15.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1996 and pertaining to September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 is unaudited)

plan, 7,000,000 shares of the Company's common stock are reserved for issuance to directors, officers and key employees of, and consultants and certain advisors to, the Company.

        Incentive Stock Options. In June 1985, the Company adopted an Incentive Stock Option and Appreciation Plan. The plan authorizes options to purchase, and appreciation rights with respect to, the Company's common stock, which may be granted to such officers and key employees as may be selected by the Board of Directors or a committee appointed by the Board to administer the plan. The plan was amended in June 1992 to increase the number of shares reserved for issuance to 750,000. The plan expired in 1995; however, options previously granted under the plan remain effective according to their respective terms and conditions.

        Non-Qualified Stock Options. The Company has reserved 572,000 shares of common stock for issuance under its 1988 Non-qualified Stock Option Plan, as amended in 1992 and 1995 (the "1988 Plan"). Under the 1988 Plan, directors, officers, employees and consultants may be granted non-qualified stock options at exercise prices and terms determined by the Board of Directors.

        Stock Options-Other. The Company has, at various times, granted to employees and others options to purchase common stock, other than from under a formal option plan.

        Options granted pursuant to each of the plans above have a term of up to ten years and generally vest over four years.

        The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.


                                     F-16.

        The following table summarizes the activity of the Company's stock options and warrants:

                                                      Number of Warrants / Options
                                ---------------------------------------------------------------------
                                                      1996
                                                     Equity            Incentive        Non-Qualified
                                                    Incentive            Stock              Stock             Other
                                  Warrants         Plan Options         Options            Options            Options
                                ------------       ------------       ------------       ------------       ------------
Balance December 31, 1993          2,569,700                 --            216,200             75,000            762,835
              Granted                300,000                 --            100,500            810,000            110,000
              Exercised               (6,500)                --             (1,000)                --                 --
              Canceled               (20,300)                --             (5,000)                --                 --
              Expired                     --                 --                 --            (65,000)           (40,000)
                                ------------       ------------       ------------       ------------       ------------
Balance December 31, 1994          2,842,900                 --            310,700            820,000            832,835
              Granted                     --                 --                 --          1,179,000             20,000
              Canceled                    --                 --                 --           (476,500)                --
              Expired                (23,100)                --            (42,100)                --           (177,000)
                                ------------       ------------       ------------       ------------       ------------
Balance December 31, 1995          2,819,800                 --            268,600          1,522,500            675,835
              Granted              2,880,399          5,607,157                 --             30,000            929,000
              Exercised                   --                 --                 --            (47,500)                --
              Canceled              (335,000)           (20,000)          (207,600)          (533,000)          (454,000)
              Expired                     --                 --                 --           (500,000)                --
                                ------------       ------------       ------------       ------------       ------------
Balance December 31, 1996          5,365,199          5,587,157             61,000            472,000          1,150,835
              Granted                     --            691,522                 --                 --                 --
              Exercised                   --            (20,000)                --                 --                 --
              Canceled              (166,000)          (169,656)            (1,000)           (12,000)                --
              Expired             (1,850,000)                --                 --                 --           (189,230)
                                ============       ============       ============       ============       ============
Balance September 30, 1997         3,349,199          6,089,023             60,000            460,000            961,605
                                ============       ============       ============       ============       ============

        With respect to the Company's outstanding warrants at December 31, 1996 and September 30, 1997, 5,365,199 and 3,349,199 warrants were exercisable, respectively, at exercise prices ranging from $1.85 to $2.88, respectively, and 3,349,199 shares of common stock were reserved for future issuance as of September 30, 1997.

        With respect to stock options, at December 31, 1996 and September 30, 1997, there were 1,512,843 and 1,022,977 options available for future grant and 8,783,835 and 8,593,605 shares of common stock were reserved for future issuance, respectively.

        Following is a further breakdown of the options outstanding as of December 31, 1996:

                                       Weighted                                           Weighted
                                        Average                                            Average
  Range of                             Remaining         Weighted                      Exercise Price
  Exercise         Options          Contractual Life       Average        Options        of Options
   Prices        Outstanding            in Years       Exercise Price   Exercisable      Exercisable
------------     -------------      ----------------   ---------------  ------------   --------------
 $1.00-$1.50        4,417,074            8.95              $1.50           1,842,202       $1.50
 $1.51-$2.25        2,589,583            6.89              $2.02             885,093       $2.07
 $2.26-$3.25          168,105            4.81              $2.69             168,105       $2.69
 $3.26-$3.88           96,230            3.11              $3.79              96,230       $3.79
                    =========                                              =========
                    7,270,992                                              2,991,630
                    =========                                              =========


                                     F-17.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1996 and pertaining to September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 is unaudited)

        The weighted average exercise prices and fair values for 1996 are as follows:


                                        Weighted Average
                                    -----------------------
     Exercise Price on              Fair           Exercise
       Date of Grant                Value            Price
-------------------------------     ------         --------
Equal to market price of stock      $ 1.41           $ 2.04
Less than market price of stock     $ 1.38           $ 1.51
Exceeds market price of stock       $ 1.19           $ 3.43

        Pro forma information regarding net loss and net loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996: a risk-free interest rate of 6.49%; a dividend yield of 0%; a volatility factor of the expected market price of the Company's common stock of 65%; and an expected life of the option of 7 years.

        The weighted average exercise prices for stock option activity are as follows:

                                 Number of
                                   Stock            Weighted
                                  Options            Average
                                 Under All          Exercise
                                   Plans              Prices
                               --------------      ----------
   Balance December 31, 1993     1,054,035            $2.49
                  Granted        1,020,500             2.50
                  Exercised         (1,000)            2.63
                  Canceled          (5,000)            3.00
                  Expired         (105,000)            2.51
                                 ---------            -----
   Balance December 31, 1994     1,963,535             2.49
                  Granted        1,199,000             2.01
                  Canceled        (476,500)            2.05
                  Expired         (219,100)            2.53
                                 ---------            -----
   Balance December 31, 1995     2,466,935             2.34
                  Granted        6,566,157             1.69
                  Exercised        (47,500)            1.79
                  Canceled      (1,214,600)            2.46
                  Expired         (500,000)            2.19
                                 ---------            -----
   Balance December 31, 1996     7,270,992             1.74
                  Granted          691,522             1.70
                  Exercised        (20,000)            1.88
                  Canceled        (182,656)            1.97
                  Expired         (189,230)            2.26
                                 =========            =====
   Balance September 30, 1997    7,570,628            $1.72
                                 =========            =====

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                        1995            1996
                                                     ----------      ----------
Pro forma net loss (in thousands)                    $   (7,348)     $  (15,980)
Pro forma net loss per share                         $    (0.42)     $    (0.55)


                                     F-18.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1996 and pertaining to September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 is unaudited)

        The proforma results above for 1996 and 1995 are not likely to be representative of the effects of applying FAS 123 on reported net income or loss for future years as these amounts reflect the expense for only two years or one year of vesting, respectively.

11.     INCOME TAXES

        Significant components of the Company's deferred income tax assets as of December 31 are as follows:

                                                     1995              1996
                                                 ------------      ------------
Net operating loss carryforwards                 $  9,139,000      $ 14,639,000
Capitalized research & development                         --         3,212,000
Other                                                 741,000         1,174,000
                                                 ------------      ------------
                                                    9,880,000        19,025,000
Valuation allowance                                (9,880,000)      (19,025,000)
                                                 ============      ============
                                                 $         --      $         --
                                                 ============      ============

        As of December 31, 1996, the Company has accumulated Federal and California net operating loss carryforwards of approximately $42,944,000 and $2,257,000, respectively, which expire beginning in 1998. Additionally, the Company has Federal and California research and development tax credit carryforwards of approximately $600,000 and $10,000, respectively, which will begin expiring in 2004 unless previously utilized.

        In accordance with certain provision of the Internal Revenue Code, a change in ownership of greater than 50% within a three-year period will place an annual limitation on the Company's ability to utilize its existing net operating loss and tax credit carryforwards.

        As a result of the Company's sales of common stock in November 1990 and September 1991, the utilization of net operating loss carryforwards which had accumulated as of November 1991 will be limited to a prescribed amount in each successive year. However, the Company believes that this limitation will not have a material effect on the financial statements.

        Within the prior three-year period, the Company underwent several private placements and debt to common stock conversions. However, the additional stock issuances during the prior three-year period have not triggered an ownership change of greater than 50%.

12.   SUBSEQUENT EVENTS (UNAUDITED)

Private Placement

        In October 1997, the Company sold approximately 3,851,000 shares of common stock for $1.50 per share in a private placement. The net proceeds to the Company were approximately $5,550,000, or $1.44 per share, after total costs of approximately $227,000.

Phase III RA Trial

        In January 1998 the Company announced that its Phase III pivotal study of the PROSORBA(R) column in the treatment of RA was stopped. The study was halted based on the recommendation of an independent Data Safety


                                     F-19.

                            CYPRESS BIOSCIENCE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (Information subsequent to December 31, 1996 and pertaining to September 30, 1997 and the nine-month periods ended September 30, 1996 and 1997 is unaudited)

and Monitoring Board (DSMB) after an analysis of the available data showed that the PROSORBA(R) column had achieved both statistically significant efficacy and favorable safety results.

        The study, which was designed to use group sequential analysis, began in the summer of 1996, and anticipated enrolling up to 268 patients with completion by late 1999. The first interim analysis occurred in July 1997 at which point 60 patients were available for analysis. The second interim analysis was performed in January 1998 on 91 patients, at which point the trial was stopped by the independent DSMB, having achieved statistical significance on the primary endpoint.

        The Company has begun its efforts to prepare an application for Pre-Market Approval (PMA) to the FDA's Medical Device Division. This application will request new labeling for the PROSORBA(R) column to incorporate the RA indication. The PROSORBA(R) column is currently sold by the Company for the treatment of idiopathic thrombocytopenic purpura (ITP), for which it was granted FDA approval in 1987. The Company expects to file the PMA by mid-1998 and, assuming FDA approval, anticipates selling the PROSORBA(R) column for RA in 1999.

Closing of Boston Facility

        In November 1997 the Company's management decided to close its Boston facility. The facility operates as a manufacturer of Cyplex(TM) (Infusible Platelet Membranes), a platelet alternative and qualifies as a GMP pilot production plant.

        In December 1997 the Company notified its ten (10) Boston employees of its intent to close the facility by mid-1998, and to move the Cyplex(TM) manufacturing process to Redmond, Washington. Certain employees have been offered a position with the Company at its Redmond location. The Company expects to have adequate Cyplex(TM) (Infusible Platelet Membranes), a platelet alternative on hand by the closure of the facility to complete its Phase II clinical trial currently scheduled to start in March 1998.

        The Company expects to begin manufacturing Cyplex(TM) (Infusible Platelet Membranes), a platelet alternative in its Redmond facility by mid-1999. Costs related to the closing of the Boston facility are not expected to be material to the Company's financial position.


                                     F-20.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
Prospectus Summary ......................................................      2
Risk Factors ............................................................      4
Use of Proceeds .........................................................     10
Dividend Policy .........................................................     10
Price Range of Common Stock .............................................     11
Capitalization ..........................................................     12
Selected Consolidated Financial Data ....................................     13
Management's Discussion and Analysis of Financial Condition and
  Results of Operations .................................................     15
Business ................................................................     21
Management ..............................................................     31
Certain Transactions ....................................................     39
Principal Stockholders and Selling Securityholder .......................     40
Description of Capital Stock ............................................     42
Plan of Distribution ....................................................     45
Legal Matters ...........................................................     46
Experts .................................................................     46
Available Information ...................................................     46
Index to Consolidated Financial Statements ..............................    F-1

--------------------------------------------------------------------------------


                                 350,000 SHARES

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                              -------------------


                               February ___, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee ...............................................     $   284
Legal fees and expenses ............................................      10,000
Blue sky qualification fees and expenses ...........................       1,000
Accounting fees and expenses .......................................       5,000
Printing and engraving expenses ....................................       1,000
Miscellaneous ......................................................       2,716
        Total ......................................................     $20,000
                                                                         =======

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

       Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

       The Registrant's Amended and Restated Certificate of Incorporation and By-laws, as amended, include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

       The Registrant has entered into indemnification agreements with its directors and executive officers providing for the indemnification by the Company of such persons against expenses, damages, judgments fines and amounts paid in settlement that such persons become legally obligated to pay as a result of any threatened, pending


                                      II-1.

or completed civil, criminal or other claims made against such persons by reason of the fact that such persons are or were a director or officer of the Company or any of its affiliated entities; provided, however, that such persons conduct was not, among other things, knowingly fraudulent, deliberately dishonest or constituted willful misconduct or a breach of such person's duty of loyalty or resulted in any personal profit to such person to which such person was not legally entitled. The indemnification agreements also provide that the Company advance to its directors and executive officers all expenses incurred by such persons prior to the final disposition of any proceeding upon receipt of an undertaking by any such person requesting advance payment that such person will repay the Company for all such advances in the event it is ultimately determined that such person is not entitled to indemnification under the provisions of the indemnity agreement, the Company's bylaws, the DGCL or otherwise.

        The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        Since February 2, 1995, the Registrant has sold and issued the following unregistered securities:

        1. Between February 1, 1995 and February 1, 1998, the Company granted to employees, directors and consultants of the Company options to purchase 8,006,679 shares of Common Stock at a weighted average exercise price of approximately $1.69. During that same period, options to purchase 173,695 shares of Common Stock were exercised for an aggregate purchase price of $297,418.

        2. In January 1996, the Company completed a private placement of 8,540,702 shares of the Company's Common Stock (the "Private Placement") with certain accredited investors at a per share sales price of $1.50, for an aggregate offering price of $12,811,053. Allen & Company acted as a non-exclusive placement agent for the Company with respect to the Private Placement and received a placement fee of $225,000, or 6% of the gross proceeds attributable to securities actually placed by Allen & Company in the Private Placement.

        3. In March 1996, the Registrant issued to holders of certain 7% Convertible Debentures (the "Convertible Debentures") of the Registrant, 399,252 shares of Common Stock of the Registrant in connection with an offer by the Registrant to exchange one share of its Common Stock for each $2.25 of outstanding principal amount, including accrued and unpaid interest, of the Registrant's 7% Debentures (the "Exchange Offer").

        4. On April 30, 1996, the Registrant issued to various holders of Convertible Debentures an aggregate of 12,005 shares of Common Stock of the Registrant with respect to accrued interest on the outstanding principal balance of the Registrant's Convertible Debentures.

        5. In October 1996, the Company completed a private placement of Units (with each Unit consisting of two shares of Common Stock and one warrant) collectively priced at $4.00 per Unit. Holders of each five-year warrant are entitled to purchase one share of the Company's Common Stock at an exercise price of $2.00 per share. A total of 1,734,000 units were sold resulting in net proceeds of approximately $6.3 million.

        6. In October 1997, the Company completed a private placement of 3,851,025 shares of the Company's Common Stock at a price of $1.50 per share, resulting in net proceeds (after deducting placement fees of approximately $196,593) to the Company of approximately $5,579,951.

        With respect to the grant of stock options described in paragraph 1 above exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

        The sales and issuances of securities in the transactions described in paragraphs 2, 4, 5 and 6 above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder. The recipients of the securities represented their intention to acquire the securities for investment purposes only and not with a view to the distribution thereof.


                                      II-2.

        The sales and issuances of securities in the transaction described in paragraph 3 above were deemed to be exempt from registration under the Securities Act by virtue of Section 3(a)9 of the Securities Act. The recipients of the securities were existing holders of securities of the Registrant and no commissions were directly or indirectly paid or given in connection with the Exchange Offer.

        The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

        There were no underwritten offerings employed in connection with any of the transactions set forth on Item 15.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    Exhibit No.     Description                                          Incorporated by Reference to
    -----------     --------------------------------------------------   -------------------------------------------------
       3.1          Amended and Restated Certificate of Incorporation    Exhibit 3.1 to Form 10-Q for the quarter ended
                                                                         March 30, 1996
       3.2          By-Laws, as amended                                  Exhibit 3.2 to1995 Form 10-K
       4.1          Form of Stock Certificate                            Exhibit 4.1 to Form S-1 Registration Statement
                                                                         No. 33-41225
       4.2          Warrant Certificate                                  Exhibit 4.2 to Form 8-K filed November 1, 1996
       5.1          Opinion of Cooley Godward LLP
      10.1          Form of Common Stock Purchase Warrant                Exhibit 3.1 to Form S-1 Registration Statement
                                                                         No. 33-41225
      10.2          Form of Employee Stock Warrant                       Exhibit 10.13 of Form S-1 Registration Statement
                                                                         No. 33-41225
      10.3          Agreement and Plan of Merger and Reorganization      Exhibit 2.1 to Form 10-Q for quarter ended
                    dated October 10, 1996, by and among Registrant,     September 30, 1996
                    Cypress Acquisition Sub, Inc. and PRP, Inc.
      10.4          Warrant Agreement dated September 18, 1996,          Exhibit 4.1 to Form 10-Q for quarter ended
                    between Registrant and American Stock Transfer &     September 30, 1996
                    Trust Company
      10.5          Exchange of Bridge Debt and Warrant Termination      Exhibit 4.2 to Form 10-Q for quarter ended
                    Agreement between Registrant and certain holders     September 30, 1996
                    of indebtedness of PRP, Inc.
      10.6          Incentive Stock Option                               Exhibit 28.2 to Form S-8 Registration Statement
                                                                         No. 33-20188
      10.7          Form of Nonqualified Stock Option                    Exhibit 4.5 to Form 10-K for the year ended
                                                                         December 31, 1993
      10.8          Form of 7% Convertible Debentures                    Exhibit 10.1 to Form 10-Q for the quarter ended
                                                                         March 31, 1994


                                      II-3.

      10.9          Warrant Agreement dated as of April 22, 1994         Exhibit 10.3 to Form 10-Q  for the quarter ended
                    between IMRE Corporation and Allen & Company         March 31, 1994
                    Incorporated
      10.10         Form 7% Convertible Debenture Purchase Agreement     Exhibit 10.4 to Form 10-Q for the quarter ended
                                                                         March 31, 1994
      10.11         Form of Senior Convertible Debenture                 Exhibit 4.10 to 1995 From 10-K
      10.12         Form of Senior Convertible Debenture Purchase        Exhibit 4.11 to 1995 Form 10-K
                    Agreement
      10.13         Form of Stock Purchase Agreement for January 1996    Exhibit 4.12 to 1995 Form 10-K
                    Private Placement
      10.14         Form of Warrant to Purchase Common Stock             Exhibit 99.1 to Form S-8 Registration Statement
                                                                         No. 333-19465
      10.15         1996 Equity Incentive Plan (the "1996 Plan")         Exhibit 99.1 to Form S-8 Registration Statement
                                                                         No. 333-06771
      10.16         Sub-Lease Agreement dated April 15, 1996, between    Exhibit 3.1 to Form 10-Q for the quarter ended
                    the Company and Bristol-Myers Squibb Company         March 30, 1996
      10.17         Common Stock Purchase Warrant dated June 10, 1991    Exhibit 99.1 to Form S-8 Registration Statement
                                                                         No. 333-06765
      10.18         Warrant Agreement dated as of August 29, 1991        Exhibit 99.1 to Form S-3 Post Effective Amendment
                    between IMRE Corporation and Manufacturers of        to Registration Statement No. 33-71278
                    Hanover Trust Company of California (now know as
                    Chemical Trust Company of California)
      10.19         Successor Warrant Agent Agreement date July 23,      Exhibit 99.2 to Form S-3 Post Effective Amendment
                    1996 between the Registrant and American Stock       to Registration Statement No. 33-71278
                    Transfer & Trust Company
      10.20         Form of Incentive Stock Option Agreement under the   Exhibit 3.1 to Form 10-Q for the quarter ended
                    1996 Plan                                            March 30, 1996
      10.21         1996 Equity Incentive Plan Form of Non-Statutory     Exhibit 3.1 to Form 10-Q for the quarter ended
                    Stock Option Agreement                               March 30, 1996
      10.22         Incentive Stock Option and Appreciation Plan, as     Exhibit 99.4 to Form S-8 Registration Statement
                    amended June 29, 1992                                No. 333-06771
      10.23         Form of Incentive Stock Option Agreement under the   Exhibit 99.5 to Form S-8 Registration Statement
                    ISO Plan                                             No. 333-06771
      10.24         Amended and Restated 1988 Nonqualified Stock         Exhibit 99.6 to Form S-8 Registration Statement
                    Option Plan                                          No. 333-06771
      10.25         Form of Nonqualified Stock Option Agreement under    Exhibit 99.7 to Form S-8 Registration Statement
                    the 1988 Plan                                        No. 333-06771
      10.26         Form of Stock Option Agreement for issuances of      Exhibit 99.8 to Form S-8 Registration Statement
                    all non-plan options                                 No. 333-06771
      10.27         Form of Nonstatutory Stock Option                    Exhibit 99.3 to Form S-8 Registration Statement
                    Agreement under the 1996 Plan
      10.28         Stock Option and Stock Appreciation Plan             Exhibit 28.1 to Form S-8 Registration Statement
                                                                         No. 333-06771

                                      II-4.

      10.29         Warrant Agreement dated September 19, 1996 between   Exhibit 10.1 to Form S-3 Registration Statement
                    the Registrant and American Stock Transfer & Trust   No. 333-15483
                    company
      10.30         1988 Nonqualified Stock Option Plan                  Exhibit 28.3 to Form S-8 Registration Statement
                                                                         No. 333-06771
      10.31         Sub-lease Agreement dated October 11, 1991           Exhibit 10.3 to 1993 Form 10-K
      10.32         Lease Agreement dated April 26, 1994                 Exhibit 10.4 to 1994 Form 10-K
      10.33         Warrant Agreement dated as of August 29, 1991        Exhibit 99.1 to Form S-3 Registration Statement
                    between IMRE Corporation and Manufacturers Hanover   No. 33-71278
                    Trust Company of California (now known as Chemical
                    Trust Company of California)
      10.34         Form of Exchange of Bridge Debt and Warrant          Exhibit 10.1 to Form S-3 Registration Statement
                    Termination Agreement                                No. 333-15483
      10.35         Employment Agreement with Jay D. Kranzler            Exhibit 10.8 to 1995 Form 10-K
      10.36         Employment Agreement with Debby Jo Blank             Exhibit 10.9 to 1995 Form 10-K
      10.37         Spear, Leeds & Kellogg Stock Purchase Agreement
      11.1          Statement regarding computation of per share loss    Item 8 of 1995 Form 10-K
      23.1          Consent of Ernst & Young LLP Independent Auditors
      23.2          Consent of Cooley Godward LLP                        Reference is made to Exhibit 5.1
      24.1          Power of Attorney                                    Reference is made to page II-7
      27.1          Financial Data Schedule

ITEM 17.  UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 15 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                      II-5.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (iii) To include any material information with respect to the plan of distribution nor previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


                                      II-6.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 5, 1998.

                                       CYPRESS BIOSCIENCE, INC.

                                       By:    /s/ Jay D. Kranzler, M.D., Ph.D.
                                              ----------------------------------
                                              Jay D. Kranzler, M.D., Ph.D.
                                              Chief Executive Officer and
                                                  Chief Scientific Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay D. Kranzler, M.D., Ph.D. and Debby Jo Blank, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their or his substitute or substituted may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                 Title                                             Date
---------                                 -----                                             ----
/s/  JAY D. KRANZLER, M.D., PH.D.         Chief Executive Officer, Chief Scientific         February 5, 1998
-------------------------------------       Officer, Chief Financial Officer and Vice
Jay D. Kranzler, M.D., Ph.D.                Chairman of the Board (Principal Executive
                                            Officer and Principal Financial and
                                            Accounting Officer)

/s/  DEBBY JO BLANK, M.D.                 President, Chief Operating Officer and            February 5, 1998
-------------------------------------       Director
Debby Jo Blank, M.D.

/s/  RICHARD M. CROOKS, JR.               Chairman of the Board                             February 5, 1998
-------------------------------------
Richard M. Crooks, Jr.

/s/  PHILIP J. O'REILLY                   Director                                          February 5, 1998
-------------------------------------
Philip J. O'Reilly

/s/  JACK H. VAUGHN                       Director                                          February 5, 1998
-------------------------------------
Jack H. Vaughn


                                      II-7.

                              INDEX TO EXHIBITS

    Exhibit No.     Description                                          Incorporated by Reference to
    -----------     --------------------------------------------------   -------------------------------------------------
       3.1          Amended and Restated Certificate of Incorporation    Exhibit 3.1 to Form 10-Q for the quarter ended
                                                                         March 30, 1996
       3.2          By-Laws, as amended                                  Exhibit 3.2 to1995 Form 10-K
       4.1          Form of Stock Certificate                            Exhibit 4.1 to Form S-1 Registration Statement
                                                                         No. 33-41225
       4.2          Warrant Certificate                                  Exhibit 4.2 to Form 8-K filed November 1, 1996
       5.1          Opinion of Cooley Godward LLP
      10.1          Form of Common Stock Purchase Warrant                Exhibit 3.1 to Form S-1 Registration Statement
                                                                         No. 33-41225
      10.2          Form of Employee Stock Warrant                       Exhibit 10.13 of Form S-1 Registration Statement
                                                                         No. 33-41225
      10.3          Agreement and Plan of Merger and Reorganization      Exhibit 2.1 to Form 10-Q for quarter ended
                    dated October 10, 1996, by and among Registrant,     September 30, 1996
                    Cypress Acquisition Sub, Inc. and PRP, Inc.
      10.4          Warrant Agreement dated September 18, 1996,          Exhibit 4.1 to Form 10-Q for quarter ended
                    between Registrant and American Stock Transfer &     September 30, 1996
                    Trust Company
      10.5          Exchange of Bridge Debt and Warrant Termination      Exhibit 4.2 to Form 10-Q for quarter ended
                    Agreement between Registrant and certain holders     September 30, 1996
                    of indebtedness of PRP, Inc.
      10.6          Incentive Stock Option                               Exhibit 28.2 to Form S-8 Registration Statement
                                                                         No. 33-20188
      10.7          Form of Nonqualified Stock Option                    Exhibit 4.5 to Form 10-K for the year ended
                                                                         December 31, 1993
      10.8          Form of 7% Convertible Debentures                    Exhibit 10.1 to Form 10-Q for the quarter ended
                                                                         March 31, 1994
      10.9          Warrant Agreement dated as of April 22, 1994         Exhibit 10.3 to Form 10-Q  for the quarter ended
                    between IMRE Corporation and Allen & Company         March 31, 1994
                    Incorporated
      10.10         Form 7% Convertible Debenture Purchase Agreement     Exhibit 10.4 to Form 10-Q for the quarter ended
                                                                         March 31, 1994
      10.11         Form of Senior Convertible Debenture                 Exhibit 4.10 to 1995 From 10-K
      10.12         Form of Senior Convertible Debenture Purchase        Exhibit 4.11 to 1995 Form 10-K
                    Agreement
      10.13         Form of Stock Purchase Agreement for January 1996    Exhibit 4.12 to 1995 Form 10-K
                    Private Placement
      10.14         Form of Warrant to Purchase Common Stock             Exhibit 99.1 to Form S-8 Registration Statement
                                                                         No. 333-19465
      10.15         1996 Equity Incentive Plan (the "1996 Plan")         Exhibit 99.1 to Form S-8 Registration Statement
                                                                         No. 333-06771
      10.16         Sub-Lease Agreement dated April 15, 1996, between    Exhibit 3.1 to Form 10-Q for the quarter ended
                    the Company and Bristol-Myers Squibb Company         March 30, 1996

      10.17         Common Stock Purchase Warrant dated June 10, 1991    Exhibit 99.1 to Form S-8 Registration Statement
                                                                         No. 333-06765
      10.18         Warrant Agreement dated as of August 29, 1991        Exhibit 99.1 to Form S-3 Post Effective Amendment
                    between IMRE Corporation and Manufacturers of        to Registration Statement No. 33-71278
                    Hanover Trust Company of California (now know as
                    Chemical Trust Company of California)
      10.19         Successor Warrant Agent Agreement date July 23,      Exhibit 99.2 to Form S-3 Post Effective Amendment
                    1996 between the Registrant and American Stock       to Registration Statement No. 33-71278
                    Transfer & Trust Company
      10.20         Form of Incentive Stock Option Agreement under the   Exhibit 3.1 to Form 10-Q for the quarter ended
                    1996 Plan                                            March 30, 1996
      10.21         1996 Equity Incentive Plan Form of Non-Statutory     Exhibit 3.1 to Form 10-Q for the quarter ended
                    Stock Option Agreement                               March 30, 1996
      10.22         Incentive Stock Option and Appreciation Plan, as     Exhibit 99.4 to Form S-8 Registration Statement
                    amended June 29, 1992                                No. 333-06771
      10.23         Form of Incentive Stock Option Agreement under the   Exhibit 99.5 to Form S-8 Registration Statement
                    ISO Plan                                             No. 333-06771
      10.24         Amended and Restated 1988 Nonqualified Stock         Exhibit 99.6 to Form S-8 Registration Statement
                    Option Plan                                          No. 333-06771
      10.25         Form of Nonqualified Stock Option Agreement under    Exhibit 99.7 to Form S-8 Registration Statement
                    the 1988 Plan                                        No. 333-06771
      10.26         Form of Stock Option Agreement for issuances of      Exhibit 99.8 to Form S-8 Registration Statement
                    all non-plan options                                 No. 333-06771
      10.27         Form of Nonstatutory Stock Option                    Exhibit 99.3 to Form S-8 Registration Statement
                    Agreement under the 1996 Plan
      10.28         Stock Option and Stock Appreciation Plan             Exhibit 28.1 to Form S-8 Registration Statement
                                                                         No. 333-06771
      10.29         Warrant Agreement dated September 19, 1996 between   Exhibit 10.1 to Form S-3 Registration Statement
                    the Registrant and American Stock Transfer & Trust   No. 333-15483
                    company
      10.30         1988 Nonqualified Stock Option Plan                  Exhibit 28.3 to Form S-8 Registration Statement
                                                                         No. 333-06771
      10.31         Sub-lease Agreement dated October 11, 1991           Exhibit 10.3 to 1993 Form 10-K
      10.32         Lease Agreement dated April 26, 1994                 Exhibit 10.4 to 1994 Form 10-K
      10.33         Warrant Agreement dated as of August 29, 1991        Exhibit 99.1 to Form S-3 Registration Statement
                    between IMRE Corporation and Manufacturers Hanover   No. 33-71278
                    Trust Company of California (now known as Chemical
                    Trust Company of California)
      10.34         Form of Exchange of Bridge Debt and Warrant          Exhibit 10.1 to Form S-3 Registration Statement
                    Termination Agreement                                No. 333-15483
      10.35         Employment Agreement with Jay D. Kranzler            Exhibit 10.8 to 1995 Form 10-K
      10.36         Employment Agreement with Debby Jo Blank             Exhibit 10.9 to 1995 Form 10-K
      10.37         Spear, Leeds & Kellogg Stock Purchase Agreement
      11.1          Statement regarding computation of per share loss    Item 8 of 1995 Form 10-K
      23.1          Consent of Ernst & Young LLP Independent Auditors
      23.2          Consent of Cooley Godward LLP                        Reference is made to Exhibit 5.1
      24.1          Power of Attorney                                    Reference is made to page II-7
      27.1          Financial Data Schedule
